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                    U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                               ------------------

                                    FORM 8-K


                                 CURRENT REPORT
                        Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


                      Date of Report: September 14, 1999


                 Date of earliest event reported: May 18, 1999



                                   eBAY INC.
             (Exact name of Registrant as specified in its charter)

                                    Delaware
                 (State or other jurisdiction of incorporation)


       000-24821                                    77-0430924
      (Commission                                  (IRS Employer
      File Number)                                 Identification No.)

2125 Hamilton Ave., San Jose, California                95125
(Address of principal executive offices)             (Zip Code)

                                 408-558-7400
             (Registrant's telephone number, including area code)


         (Former name or former address, if changed since last report)


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                                       1
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Item 5: Other Events
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  Pursuant to acquisitions made in May and June of 1999 accounted for using the pooling of interests methodology, the Company's historical financial information has been restated to reflect the combined operations of the Company and each of the acquired entities. These restatements have been reflected for the periods presented in the Company's quarterly report on Form 10-Q filed August 9, 1999. The consolidated financial statements and management's discussion and analysis of financial condition and results of operations for the years ended December 31, 1996, 1997 and 1998 as presented in the Company's annual report on Form 10-K405 filed on March 29, 1999, have been restated and presented herein.

Forward Looking Statements

  This document contains certain forward looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. When used in this document, the words "expects," "anticipates," "intends," "plans" and similar expressions are intended to identify certain of these forward looking statements. The cautionary statements made in this document should be read as being applicable to all related forward looking statements wherever they appear in this document. The Company's actual results could differ materially from those discussed in this document. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed in the Company's Prospectus dated April 12, 1999 and all subsequent filings.

  Forward looking statements are intended to address mattes that actually occurred through June 30, 1999 as well as those that may happen in the future.

Overview

  eBay pioneered online person-to-person trading by developing a Web-based community in which buyers and sellers are brought together in an efficient and entertaining auction format to buy and sell personal items such as antiques, coins, collectibles, computers, memorabilia, stamps and toys. The eBay service permits sellers to list items for sale, buyers to bid on items of interest and all eBay users to browse through listed items in a fully-automated, topically-arranged, intuitive and easy-to-use online service that is available 24-hours-a-day, seven-days-a-week. The Company has extended its online offerings with the acquisitions of alando, an international online person-to-person trading community, and Billpoint, a provider of online billing and payment solutions. Recently, eBay expanded beyond its online origins into the traditional auction business with its acquisitions of Butterfield & Butterfield and Kruse International.

  Substantially all of the Company's revenues come from fees and commissions associated with online and traditional offline auction services. Online revenue is derived from placement and success fees paid by sellers, eBay does not charge fees to buyers. Sellers pay a nominal placement fee and by paying additional fees, sellers can have items featured in various ways. Sellers also pay a success fee based on the final purchase price. To date, online advertising on the eBay website and online payment solutions provided by Billpoint have not made significant contributions to net revenues, and no significant revenue generation is expected in the near future. Offline revenue is derived from a variety of sources including sellers' commissions, buyers premiums, bidder registration fees, and auction related services including appraisal and authentication.

  eBay's online business model is significantly different from many existing online auction and other electronic commerce businesses. Because individual sellers, rather than eBay, sell the items listed, the Company has no procurement, carrying or shipping costs and no inventory risk. The Company's rate of expense growth is primarily driven by increases in personnel, expenditures for advertising and promotion, and depreciation on site hardware and software. The Company intends to continue investing in site infrastructure and expects to increase its expenses significantly, in particular its advertising, promotion and personnel expenses, in an effort to maintain revenue growth. The Company remains committed to a long-term growth strategy which combines the best elements of community and e-commerce and will continue to invest prudently but aggressively to maintain its leadership role in online personal trading.

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 Butterfield & Butterfield

  On May 28, 1999, eBay acquired Butterfield & Butterfield Auctioneers Corporation, a Delaware corporation and all affiliated entities under common control including; Butterfield Credit Corporation Inc., 111 Potrero Partners, LLC and HBJ Partners, LLC (collectively "B&B" or the "B&B Companies"). The aggregate consideration exchanged for the merger was 1,327,370 shares of eBay common stock. The merger has been accounted for as a pooling of interests. In April 1999, B&B withdrew its registration statement for its initial public offering. Accordingly, in the second quarter of 1999, the Company recorded a charge of approximately $2.6 million related to the costs of the withdrawn offering. Such amounts are included in merger related costs on the consolidated statement of income.

 Kruse International

  On May 18, 1999, eBay acquired Kruse, Inc. (d/b/a Kruse International) and all affiliated entities under common control including; Auburn Cordage, Inc., ACD Auto Sales, Inc., Reppert School of Auctioneering, Inc. and Classic Advertising & Promotions, Inc., each an Indiana corporation (collectively, "Kruse" or the "Kruse Companies"). Kruse International was founded in 1971 and operated as a sole proprietorship until it was incorporated in the state of Indiana in August 1986. The Kruse Companies conduct auctions, perform appraisal services and auctioneering training for classic car auctions in various locations in the United States, England, Germany and the Netherlands. The aggregate consideration exchanged for the merger was 787,312 shares of eBay common stock for all shares of capital stock of the Kruse Companies. The merger has been accounted for as a pooling of interests.

 Billpoint

  On May 25, 1999, eBay acquired Billpoint, Inc. ("Billpoint"). Billpoint has developed a centralized, turnkey authorization, billing and payment fulfillment solution that permits individuals and small merchants to accept credit cards as payment for Internet-based sales transactions. Billpoint's service is expected to derive revenues based upon a variety of fee arrangements, including percentage-of-transaction, fixed-fee per transaction and flat monthly rates. In connection with the merger, eBay issued a total of approximately 525,000 shares of eBay common stock to the existing shareholders of Billpoint as consideration for all shares of capital stock of Billpoint, and all options and warrants to purchase shares of common stock of Billpoint outstanding immediately prior to the consummation of the merger were converted into options and warrants to purchase shares of eBay common stock. The merger has been accounted for as a pooling of interests.


 alando

  On June 15, 1999, eBay acquired alando.de.AG. ("alando"). alando is Germany's leading online person-to-person trading community. The aggregate consideration exchanged for the merger was 316,000 shares of eBay stock. The merger has been accounted for as a pooling of interests.


  The following table sets forth, for the periods presented, certain data from eBay's consolidated statement of income as a percentage of net revenues. This information should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this report.

                                                                                          Year Ended December 31,
                                                                                 ------------------------------------------
                                                                                     1996           1997           1998
                                                                                 -------------   -----------   ------------
Net revenues.......................................................................     100.0%        100.0%         100.0%
Cost of net revenues...............................................................      21.2          20.3           18.7
                                                                                       ------       -------       --------
  Gross profit.....................................................................      78.8          79.7           81.3
                                                                                       ------       -------       --------
Operating expenses:
  Sales and marketing..............................................................      41.0          37.8           41.8
  Product development..............................................................       0.1           2.0            5.4
  General and administrative.......................................................      17.7          15.8           18.4
  Amortization of acquired intangibles.............................................        --            --            0.9
                                                                                       ------       -------       --------
     Total operating expenses......................................................      58.8          55.6           66.5
                                                                                       ------       -------       --------


Income from operations.............................................................      20.0          24.1           14.8
Interest and other income (loss), net..............................................      (8.1)         (4.8)          (0.8)
                                                                                       ------       -------       --------
Income before income taxes.........................................................      11.9          19.3           14.0
Provision for income taxes.........................................................      (1.5)         (2.2)          (5.6)
                                                                                       ------       -------       --------
Net income.........................................................................      10.4%         17.1%           8.4%
                                                                                       ======       =======       ========

Supplemental Operating Data (1) (in thousands):
Number of registered users at end of period........................................        41           341          2,181
Gross merchandise sales (2)........................................................    $7,279       $95,271       $745,395
Number of auctions listed..........................................................       289         4,394         33,668

(1) Represents transactions associated with the eBay site.
(2) Represents the aggregate sales prices of all goods for which an auction was successfully concluded on the eBay site (i.e., there was at least one bid above the seller's specified minimum price or reserve price, whichever is higher).


  It is difficult for the Company to forecast its revenues or earnings accurately and the operating results in one or more future quarters may fall below the expectations of securities analysts or investors. Although accurate revenue forecasts are difficult, the Company has begun to recognize the seasonal nature of its online business. In particular, the Company has noted strong sequential quarterly online revenue growth between the fourth quarter and the first quarter, and a lower, relatively level growth rate throughout the remainder of the year. Sequential revenue growth from the fourth quarter of 1997 to the first quarter of 1998 was 128%, with the remaining quarters showing approximately 50% sequential growth. Within traditional auction operations, B&B typically experiences its strongest revenue growth in the second and fourth quarters, while Kruse International experiences its strongest revenue growth in the third quarter.

  Due to the inherent difficulty in forecasting net revenues, it is also difficult to forecast income statement expense categories as a percentage of net revenues. Quarterly and annual income statement expense categories as a percentage of net revenues may be significantly different from historical or projected rates. This is especially true as the Company expects to accelerate investment in equipment and personnel to enhance site stability and scalability during 1999. As a general note, the Company expects costs to increase in absolute dollars across all income statement categories. Further, the Company expects its gross margin will likely decline due primarily to the effects of depreciation from recently purchased site equipment and software, expected future purchases, increases in site operations personnel and consulting costs, and growth within the customer support organization, including a new facility in Salt Lake City.

  The Company's offline, traditional auction businesses tend to have results which are easier to forecast than their online counterparts. Although the operations and results of both B&B and Kruse show seasonal trends in net revenues and expenses, annual results of operations are relatively stable when compared to the online business. These trends may not be indicative of future results as the Company leverages the acquired companies' expertise and expands into premium online auctions and online automobile auctions. To a large extent, the changes in the consolidated results of operations for the periods presented are due to the growth of the online auction business, thus discussions about year over year changes will primarily focus on the eBay online auction service.

 Net Revenues

  The Company derives revenue from a variety of sources including: listing, success, and featured item fees for transactions occurring online, and auction related fees, commissions and rental income in traditional auction operations. Neither Billpoint nor alando had significant operations prior to 1999, and no significant revenue generation is expected from either company in 1999. The Company's net revenues increased from $32.1 million to $41.4 million in the years ended December 31, 1996 and 1997, and further increased to $86.1 million in the year ended December 31, 1998. The increase in the period from 1996 to 1997 was derived from both the eBay online service and the B&B Companies. Increases in online net revenues were a result of the growth of the eBay site, both in the number of items listed and number of auctions successfully completed, and to a lesser extent by increases in average transaction size and certain increases in placement and featured item fees for listed items. Increases in B&B net revenues were due to the addition of several special auctions including two single-owner estates and a museum deaccession. Revenue growth in the period from 1997 to 1998 was almost solely the result of the increased use of the eBay website with net revenues in the acquired Companies remaining comparable with prior periods.

 Cost of Net Revenues

  Cost of net revenues for online operations consists primarily of costs associated with customer support and website operations. These costs include; compensation and allocated overhead for customer support and site operations personnel, ISP connectivity charges and depreciation on site equipment. Cost of net revenues in traditional auction operations primarily include; compensation for auction, appraisal, and customer support personnel and direct auction costs, such as event site rental. Cost of net revenues increased in absolute dollars from $6.8 million or 21.2% of net revenues in 1996 to $8.4 million or 20.3% of net revenues in 1997, and further increased to $16.1 million or 18.7% of net revenues in 1998. The increase from 1996 to 1997 was due almost equally to the eBay online business and B&B. The increase in B&B cost of net revenues paralleled the increase in net revenues during the same period resulting from the additional specialty auctions held during the year. Increases in absolute dollar expenditures for the eBay online service during the periods from 1996 to 1997, and from 1997 to 1998 resulted from the continued development and expansion of the Company's customer support and site operations departments, depreciation of the equipment required for the Company's site operations and ISP connectivity charges. Costs of net revenues, especially those related to customer support and depreciation in the online business, are expected to continue to increase rapidly as the Company invests in its infrastructure in advance of demand, resulting in lower gross margins in the near term.


 Sales and Marketing

  The Company's sales and marketing expenses for both the online and traditional auction businesses are comprised primarily of compensation for the Company's sales and marketing personnel, advertising, tradeshow and other promotional costs, expenses for creative design of the Company's website and an allocation of overhead. Sales and marketing expenses increased in absolute dollars from $13.1 million or 41.0% of net revenues in 1996 to $15.6 million or 37.8% of net revenues in 1997, and further increased to $36.0 million or 41.8% of net revenues in 1998. During the periods from 1996 to 1997, and from 1997 to 1998, increases in marketing expenditures were primarily driven by the online auction business. Increases from 1996 to 1997 primarily resulted from the building of the online marketing organization, which began late in the fourth quarter of 1996, and the commencement of significant advertising campaigns which began in the third quarter of 1997. The increase from 1997 to 1998 primarily resulted from substantial increases in advertising and promotional expenses, including costs associated with national print, broadcast and online advertising campaign and expenses associated with a marketing agreement with America Online Inc., both of which commenced in the second half of 1998, in addition to the continued growth in the number of sales and marketing personnel.

  Online sales and marketing expenses are expected to increase in 1999, due to the commencement of advertising impressions delivered under a new strategic alliance with AOL, the expansion of international advertising and expenses associated with personnel additions made during 1999. Sales and marketing expenses in the traditional auction businesses are expected to remain comparable with historical levels.


 Product Development

  The Company's product development expenses for both eBay and Billpoint consist primarily of compensation for the Company's product development staff, payments to outside contractors, depreciation on equipment used for development and an allocation of overhead. The Company's product development expenses increased in absolute dollars from $28,000 or 0.1% of net revenues in 1996 to $831,000 or 2.0% of net revenues in 1997, and further increased to $4.6 million or 5.4% of net revenues in 1998. The year over year changes, and all expenditures discussed, were incurred by the eBay online business. Neither B&B nor Kruse had any product development costs through December 31, 1998. The increase in absolute dollars during the periods from 1996 to 1997, and from 1997 to 1998 resulted primarily from increases in salaries, benefits and other personnel related costs as the Company significantly increased the size of its product development staff, as well as expenses related to contractors and consultants employed within the product development department. Product development expenses are expected to increase in future periods primarily from personnel additions, the impact of Billpoint product development costs in 1999, and additional depreciation costs as the Company continues to purchase equipment to improve and expand its operations both domestically and internationally.

 General and Administrative

  The Company's general and administrative expenses consist primarily of compensation for personnel and, to a lesser extent, fees for external professional advisors, provisions for doubtful accounts and an allocation of overhead. The Company's general and administrative expenses increased in absolute dollars from $5.7 million or 17.7% of net revenues in 1996 to $6.5 million or 15.8% of net revenues in 1997, and further increased to $15.8 million or 18.4% of net revenues in 1998. During the periods from 1996 to 1997, and from 1997 to 1998, increases in general and administrative expenses were primarily driven by the online auction business. The increase from 1996 to 1997 primarily resulted from increases in salaries, benefits and other personnel related expenses, and to a lesser extent, from increases in the allowance for doubtful accounts, fees for professional services and overhead costs. The increase in expenses from 1997 to 1998 primarily resulted from several stock related transactions occurring in 1998. These include the Company's contribution in June 1998 of 321,750 shares of common stock with an estimated fair value of $1.2 million to a charitable foundation, compensation expense of $429,000 associated with the purchase of restricted shares of common stock by the Company's outside directors and compensation expense of approximately $1.7 million associated with stock options granted to employees. Additional year over year increases resulted from increases in personnel related expenses, the allowance for doubtful accounts, fees for professional services and overhead costs. Although the Company does not expect new, significant stock compensation expenses in 1999 and future periods, the Company expects general and administrative expenses to increase in absolute dollars in order to provide continued support for the rapidly growing organization.


 Amortization of Acquired Intangibles

  During 1998, eBay recognized expenses totaling $150,000 for in-process technology assumed in the acquisition of Jump and charged this amount to operations because the technology had not reached the state of technological feasibility and at the acquisition date had no alternative future use. The Company also recognized amortization expense of approximately $655,000 in 1998 associated with covenants not to compete, a customer list, and goodwill assumed in the Jump acquisition. See Note 2 of Notes to Consolidated Financial Statements.


 Interest and Other Income (Loss), Net

  The Company's interest and other income (loss), net, consists of interest earned on cash, cash equivalents, and short term investments offset by interest expense, minority interests in consolidated companies, and equity interests in the income or loss from partnership investments. Interest expense is primarily derived from interest payments on real estate mortgages held by B&B companies. The Company's interest and other (loss), net declined from $(2.6) million or (8.1)% of net revenues in 1996 to $(2.0) million or (4.8)% of net revenues in 1997 and further declined to $(703,000) or (0.8)% in 1998. The change in absolute dollars from 1996 to 1997 was a result of additional interest earned at B&B due to larger cash balances on hand at the various companies. From 1997 to 1998, eBay's online business was the primary contributor to interest income from interest earned on the net proceeds from the Company's initial public offering in September 1998 and, to a lesser extent, interest earned on proceeds from the exercise of warrants in May 1998. Interest expense was approximately comparable between 1996, 1997, and 1998. The Company expects interest and other income
(loss), net to be positive in 1999 due primarily to interest earned on the proceeds from the company's follow on offering completed in April 1999.

 Provision for Income Taxes

  The Company's effective federal and state income tax rate was 10.6%, 11.2% and 38.7% in the years ended December 31, 1996, 1997 an 1998, respectively. During 1996 and 1997, the majority of the Company's revenue was earned by B&B, which had been taxed as an S Corporation prior to the acquisition. In connection with its acquisition, B&B's status as an S Corporation was terminated, and B&B became subject to federal and state income taxes. The supplemental pro forma financial information presented in the financial statements includes an increase to the provisions for income taxes based upon a combined federal and state tax rate which approximates the statutory tax rates that would have applied if B&B had been taxed as a C Corporation during the periods prior to its acquisition by eBay. The rate change from 1997 to 1998 resulted from two factors, a larger portion of the revenue was generated by eBay, a C Corporation, and from changes in certain non-cash, non-deductible expenses as a percentage of pre-tax income. The Company expects the consolidated effective tax rate to be at or near 42% throughout 1999.

 Stock-Based Compensation

  In connection with the grant of certain stock options and warrants from May 1997 through June 1998, the Company recorded aggregate unearned compensation totaling $6.8 million, which is being amortized over the four-year vesting period of the options. Of the total unearned compensation, approximately $25,000 was amortized in 1997 and $2.7 million was amortized in 1998. These amortization amounts were allocated among the operational expense categories based upon the primary activity of the related employees.


Liquidity and Capital Resources

  Since inception, the Company has financed its operations primarily from net cash generated from operating activities. The Company has obtained additional financing from the sale of preferred stock and warrants, proceeds from the exercise of those warrants, proceeds from the exercise of stock options, proceeds from its initial public offering.

  Net cash provided by operating activities was $11.2 million in 1996, $11.6 million in 1997 and $6.0 million in 1998. Net cash provided by operating activities resulted primarily from the Company's net income before non-cash charges for amortization of unearned compensation, the provision for doubtful accounts, depreciation and amortization, as well as increases in various liabilities, offset by partnership losses, changes in accounts receivable, and taxes payable.

  Net cash used in investing activities totaled $1.9 million in 1996, $3.0 million in 1997, and $53.0 million in 1998. Purchases of property, equipment and intangibles was a primary use for invested cash in all years presented,
offset in 1996 and 1998 by the sale of property and equipment.   During 1998,
proceeds from the initial public offering were used to purchase $40.4 million of short-term investments.

  Net cash provided by (used in) financing activities was $(8.1) million in 1996, $560,000 in 197 and $72.2 million in 1998. Net cash used in financing activities during 1996 resulted from principal payments on long-term debt and leases, and distributions to stockholders in the B&B companies. During 1997, the Company made distributions to B&B stockholders, which were offset by proceeds from debt and equity financing. The Company completed its initial public offering in September 1998, holders exercise preferred stock warrants in May 1998, and B&B stockholders contributed cash to the B&B companies to create the net cash provided by financing activities in 1998.

  eBay had no material commitments for capital expenditures at December 31, 1998, but expects such expenditures to be at least $14.0 million during 1999. Such expenditures will primarily be for computer equipment, furniture and fixtures and leasehold improvements. eBay also has total minimum lease obligations of $25.1 under certain noncancellable operating leases and notes payable obligations of $22.4 million through December 2004. In March 1999, eBay and AOL expanded the scope of their strategic relationship. Under this new agreement eBay will pay AOL $75 million for advertising over the four-year term of the contract. See Notes 5, 6 and 8 of Notes to Consolidated Financial Statements.

  The Company believes that its existing cash, cash equivalents and investments, and any cash generated from operations will be sufficient to fund its operating activities, capital expenditures and other obligations for the foreseeable future. However, if during that period or thereafter the Company is not successful in generating sufficient cash flow from operations or in raising additional capital when required in sufficient amounts and on terms acceptable to the Company, the Company's business could suffer.


Year 2000 Issues

  Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field and cannot reliably distinguish dates beginning on January 1, 2000 from dates prior to the year 2000. Many companies' software and computer systems may need to be upgraded or replaced in order to correctly process dates beginning in 2000 and to comply with the "Year 2000" requirements. The Company has reviewed its internal programs and has determined that there are no significant Year 2000 issues within the Company's systems or services. The Company has completed modifications to its internal systems to fix identified Year 2000 issues in an attempt to ensure Year 2000 compliance. The costs of these modifications have not been material and have involved a reallocation of internal resources rather than incremental expenditures. Although the Company believes that its own software is Year 2000 compliant, the Company may be wrong. If the Company is wrong, it could face unexpected expenses to fix the problem or unanticipated website outages, either of which would harm its business. The Company uses third-party equipment and software that may not be Year 2000 compliant. Following a website outage in June 1999, the Company undertook a comprehensive site review including a further review of its website for year 2000 compliance. This review identified certain software "patches" for third party software that needed to be implemented for Year 2000 compliance. The process of implementing these patches has commenced and it is expected to be completed shortly after the end of the third quarter. The cost of this implementation is not expected to be material and is being accomplished through a reallocation of internal resources. The Company is also conducting a further review of third party software and embedded systems used in its online auction business. In connection with its acquisitions of each of its newly acquired businesses, the Company received representations and warranties that the systems and software of these businesses are Year 2000 compliant. While the Company has no reason to doubt these assurances, it is reviewing the Year 2000 status of the software and systems of its newly acquired businesses. The Company expects that the incremental cost of all of these reviews will not exceed $200,000. The cost of any necessary upgrades or changes cannot currently be precisely estimated. The Company may be harmed if necessary upgrades or changes are not identified, or if identified are not timely and successfully implemented at an acceptable cost. The Company also may be harmed by Year 2000 problems at its vendors and business partners. For example, the Company relies on credit card companies to collect the majority of its revenues from users. Due to the nature of the credit card system, some industry analysts have questioned the effect of the year 2000 on credit card processing and billing. Failure of the Company's credit card vendors or other third-party equipment or software vendors to properly process dates for the year 2000 and thereafter could require the Company to incur unanticipated expenses in seeking alternative means of payment or hardware or software replacements. It also could result in loss of revenues or unanticipated eBay website outages. The Company's marketing efforts are also dependent on the continued operation of Internet portals and other Internet sites on which it advertises.

  Although the Company has developed contingency plans with respect to collecting payment under these circumstances, the Company is unable to make contingency plans if any significant number of the computers constituting the Internet fail to process dates properly for the year 2000 and there is a systemwide slowdown or breakdown. The Company's business is dependent on the continued successful operation of the Internet. Any interruption or significant degradation of Internet operations due to Year 2000 problems could harm the Company's business.


Risk Factors that may Affect Results of Operations and Financial Condition

 Our operating results may fluctuate.

  Our operating results have varied on a quarterly basis during our short operating history. Our operating results may fluctuate significantly as a result of a variety of factors, many of which are outside our control. Factors that may affect our quarterly operating results include the following:

  . our ability to retain an active user base, to attract new users who list items for sale and who complete transactions through our service and to maintain customer satisfaction;

  . our ability to keep our website operational and to manage the number of items listed on our service;

  . federal, state or local government regulation, including investigations prompted by items improperly listed or sold by our users;

  . the introduction of new sites, services and products by us or our competitors;

  .  volume, size, timing and completion rate of trades on our website;

  . seasonal effects on revenue in our online service and our land-based auction business;

  .  our ability to integrate, manage and grow our recent acquisitions;

  .  the success of our brand building and marketing campaigns;

  . the amount and timing of operating costs and capital expenditures relating to maintaining and expanding our business, operations and infrastructure;

  . our ability to upgrade and develop our systems and infrastructure to accommodate growth;

  .  our ability to attract new personnel in a timely and effective manner;

  . our ability to retain key employees in both our historical online business and our recent acquisitions;

  . the timing, cost and availability of advertising in traditional media and on other websites and online services;

  . the ability of our land-based auction businesses to acquire high quality properties;

  .  the timing of marketing expenses under existing contracts;

  .  consumer trends and popularity of some categories of collectible items;

  .  the level of use of the Internet and online services;

  . increasing consumer acceptance of the Internet and other online services for commerce and, in particular, the trading of products such as those listed on our website;

  .  consumer confidence in the security of transactions on our website; and

  . general economic conditions and economic conditions specific to the Internet and electronic commerce industries.

  Our limited operating history and the emerging nature of the markets in which we compete make it difficult for us to forecast our revenues or earnings accurately. We believe that period-to-period comparisons of our operating results may not be meaningful and you should not rely upon them as an indication of future performance. We do not have backlog, and almost all of our net revenues each quarter come from auctions that are completed during that quarter. Our operating results in one or more future quarters may fall below the expectations of securities analysts and investors. In that event, the trading price of our common stock would almost certainly decline.


 Our failure to manage growth could harm us.

  We currently are experiencing a period of significant expansion in our headcount, facilities and infrastructure and we anticipate that further expansion will be required to address potential growth in our customer base and market opportunities. This expansion has placed, and we expect it will continue to place, a significant strain on our management, operational and financial resources. The areas that are put under severe strain by our rate of growth include the following:

  . The website. We must constantly add new hardware, update software and add new engineering personnel to accommodate the increased use of our website. If we are unable to increase the capacity of our systems at least as fast as the growth in demand for this capacity, our website may become unstable and may cease to operate for periods of time. We have experienced periodic unscheduled downtime. Continued unscheduled downtime would harm our business and also would discourage users of our website and reduce future revenues.

  . Customer Support. We must expand our customer support operations to accommodate the increased number of users and transactions on our website. If we are unable to hire and successfully train sufficient employees or contractors in this area, users of our website may have negative experiences and current and future revenues could suffer.

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

  . Customer Accounts. Our revenues are dependent on prompt and accurate billing processes. If we are unable to grow our transaction processing abilities to accommodate the increasing number of transactions that must be billed, our ability to collect revenue will be harmed.

  We must continue to hire, train and manage new employees at a rapid rate. The majority of our employees today have been with us less than one year and we expect that our rate of hiring will continue at a very high pace. To manage the expected growth of our operations and personnel, we will need to improve our transaction processing, operational and financial systems, procedures and controls. Our current and planned personnel, systems, procedures and controls may not be adequate to support our future operations. We may be unable to hire, train, retain and manage required personnel or to identify and take advantage of existing and potential strategic relationships and market opportunities.


 The inability to expand our systems may limit our growth.

  We seek to generate a high volume of traffic and transactions on our service. The satisfactory performance, reliability and availability of our website, processing systems and network infrastructure are critical to our reputation and our ability to attract and retain large numbers of users. Our revenues depend on the number of items listed by users, the volume of user auctions that are successfully completed and the final prices paid for the items listed. If the volume of traffic on our website or the number of auctions being conducted by customers continues to increase, we will need to expand and upgrade our technology, transaction processing systems and network infrastructure. Such expansion will be costly and is expected to eventually require an expensive re-architecting of our technology. We may not be able to accurately project the rate or timing of increases, if any, in the use of our service or to timely expand and upgrade our systems and infrastructure to accommodate any increases.

  We use internally developed systems to operate our service and for transaction processing, including billing and collections processing. We must continually improve these systems in order to accommodate the level of use of our website. In addition, we may add new features and functionality to our services that would result in the need to develop or license additional technologies. Our inability to add additional software and hardware or to upgrade our technology, transaction processing systems or network infrastructure to accommodate increased traffic or transaction volume could have adverse consequences. These consequences include unanticipated system disruptions, slower response times, degradation in levels of customer support, impaired quality of the users' experience on our service and delays in reporting accurate financial information. Our failure to provide new features or functionality also could result in these consequences. We may be unable to effectively upgrade and expand our systems in a timely manner or to integrate smoothly any newly developed or purchased technologies with our existing systems. These difficulties could harm or limit our ability to expand our business.

 System failures could harm our business.

  We have experienced system failures from time to time. Our website has been interrupted for periods of up to 22 hours. In addition to placing increased burdens on our engineering staff, these outages create a flood of user questions and complaints that must be responded to by our customer support personnel. Any unscheduled interruption in our service results in an immediate loss of revenue that can be substantial. If we experience frequent or persistent system failures, our reputation and brand could be permanently harmed. We are currently taking steps to increase the reliability and redundancy of our system. These steps are expensive and may not be successful in reducing the frequency or duration of unscheduled downtime.

  Substantially all of our computer hardware for operating our service currently is located at the facilities of Exodus Communications, Inc. ("Exodus") in Santa Clara, California. These systems and operations are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunication failures and similar events. They are also subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct. We do not have fully redundant systems, a formal disaster recovery plan or alternative providers of hosting services, and we do not carry business interruption insurance to compensate us for losses that may occur. Despite any precautions we may take, the occurrence of a natural disaster or other unanticipated problems at the Exodus facility could result in interruptions in our services. In addition, the failure by Exodus to provide our required data communications capacity could result in interruptions in our service. Any damage to or failure of our systems could result in interruptions in our service. Such interruptions will reduce our revenues and profits, and our future revenues and profits will be harmed if our users believe that our system is unreliable.

We may not maintain profitability.

  We believe that our continued profitability and growth will depend in large part on our ability to do the following:

  . increase our brand name awareness;

  . provide our customers with superior community and trading experiences;

  . maintain sufficient transaction volume to attract buyers and sellers; and

  . manage the costs of our business, including the costs associated with maintaining and developing our site, customer support, and international expansion.

  We are investing heavily in marketing and promotion, customer support, further development of our website, including stability, redundancy and more advanced architecture and operating infrastructure development. We have significant ongoing commitments in some of these areas. As a result, we may be unable to adjust our spending rapidly enough to compensate for any unexpected revenue shortfall, which would harm our profitability. The emergence of competitors, many of whom are offering free auctions to users, may limit our ability to raise user fees in response to declines in profitability or require us to reduce our fees. In addition, we are spending in advance of anticipated growth, which may also harm our profitability. Our historic growth rates are not sustainable and in the near future we expect our costs, including those related to growing our infrastructure and our new initiatives internationally, regionally, and with respect to premium items, to increase. In view of the rapidly evolving nature of our business and our limited operating history, we believe that period-to-period comparisons of our operating results are not necessarily meaningful. You should not rely upon our historical results as indications of our future performance.


 Our business has been seasonal.

  Our results of operations historically have been somewhat seasonal in nature because many of our users reduce their activities on our website during the Thanksgiving and Christmas holidays and with the onset of good weather. We expect the growth rate of our revenue in the second and subsequent quarters will be significantly below our first quarter growth rate. Both B&B and Kruse have significant quarter to quarter variations in their results depending on the timing of auctions and the availability of high quality items from large collections and estates. B&B typically has its best operating results in the traditional fall and spring auction seasons and has historically incurred operating losses in the first and third quarters. Kruse typically sees a seasonal peak in operations in the third quarter. Seasonal or cyclical variations in our business may become more pronounced over time and may harm our results of operations in the future.

 Acquisitions could result in operating difficulties and other harmful consequences.

  If appropriate opportunities present themselves, we intend to acquire businesses, technologies, services or products that we believe are strategic. We recently completed four acquisitions. The process of integrating any acquisition may create unforeseen operating difficulties and expenditures and is itself risky. The areas where we may face difficulties include:

  . diversion of management time (both ours and at the acquired companies) during the period of negotiation through closing and further diversion of such time after closing from focus on operating the businesses to issues of integration and future products;

  . decline in employee morale and retention issues resulting from changes in compensation, reporting relationships, future prospects, or the direction of the business;

  . the need to integrate each company's accounting, management information, human resource and other administrative systems to permit effective management and the lack of control if such integration is delayed or not implemented; and

  . the need to implement controls, procedures and policies appropriate for a larger public company at companies that prior to acquisition had been smaller, private companies.

  We have almost no experience in managing this integration process. Moreover, the anticipated benefits of any or all of these acquisitions may not be realized. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities or amortization expenses related to goodwill and other intangible assets, any of which could harm our business. Future acquisitions may require us to obtain additional equity or debt financing, which may not be available on favorable terms or at all. Even if available, this financing may be dilutive.

 Our business may be harmed by the listing or sale by our users of illegal items.


  The law relating to the liability of providers of online services for the activities of their users on their service is currently unsettled. We are aware that certain goods, such as firearms, other weapons, adult material, tobacco products, alcohol and other goods that may be subject to regulation by local, state or federal authorities, have been listed and traded on our service. We may be unable to prevent the sale of unlawful goods, or the sale of goods in an unlawful manner, by users of our service, and we may be subject to civil or criminal liability for unlawful activities carried out by users through our service. In order to reduce our exposure to this liability, we have prohibited the listing of certain items and increased the number of personnel reviewing questionable items. We may in the future implement other protective measures that could require us to spend substantial resources and/or to reduce revenues by prohibiting additional categories of listings. These actions could harm our financial results. Any costs incurred as a result of liability or asserted liability relating to the sale of unlawful goods or the unlawful sale of goods, could harm our business. In addition, we have from time to time received significant media attention relating to the listing or sale of unlawful goods on our website. A continuation of this negative publicity could damage our reputation and diminish the value of our brand name. It also could make users reluctant to continue to use our services.

 Our business may be harmed by the listing or sale by our users of pirated items.

  We have received in the past, and we anticipate we will receive in the future, communications alleging that certain items listed or sold through our service by our users infringe third-party copyrights, trademarks and tradenames or other intellectual property rights. Although we have actively sought to work with the content community to eliminate infringing listings on our website, some content owners have expressed the view that our efforts are insufficient. An allegation of infringement of third-party intellectual property rights may result in litigation against us. Any such litigation could be costly for us, could result in increased costs of doing business through adverse judgment or settlement, could require us to change our business practices in expensive ways, or could otherwise harm our business.

 Our business may be harmed by fraudulent activities on our website.

  Our future success will depend largely upon sellers reliably delivering and accurately representing their listed goods and buyers paying the agreed purchase price. We do not take responsibility for delivery of payment or goods to any user of our service. We have received in the past, and anticipate that we will receive in the future, communications from users who did not receive the purchase price or the goods that were to have been exchanged. While we can suspend the accounts of users who fail to fulfill their delivery obligations to other users, we do not have the ability to require users to make payments or deliver goods or otherwise make users whole, other than through our limited insurance program. Other than through this program, we do not compensate users who believe they have been defrauded by other users. We also periodically receive complaints from buyers as to the quality of the goods purchased. Any negative publicity generated as a result of fraudulent or deceptive conduct by users of our service could damage our reputation and diminish the value of our brand name. We may in the future receive additional requests from users requesting reimbursement or threatening legal action against us if no reimbursement is made. Any resulting litigation could be costly for us, divert management attention, result in increased costs of doing business, lead to adverse judgments or could otherwise harm our business.

 Government inquiries may lead to charges or penalties.

  On January 29, 1999, we received requests to produce certain records and information to the federal government relating to an investigation of possible illegal transactions in connection with our website. We have been informed that the inquiry includes an examination of our practices with respect to these transactions. We are fully cooperating with the inquiry. In order to protect the investigation, the court has ordered that no further public disclosures be made with respect to the matter at this time. Should this or any other investigation lead to civil or criminal charges against us, we would likely be harmed by negative publicity, the costs of litigation, the diversion of management time and other negative effects, even if we ultimately prevail. Our business would certainly suffer if we were not to prevail in any action like this. Even the process of providing records and information could be expensive, time consuming and result in the diversion of management attention.

  A large number of transactions occur on our website. As a result, we believe that government regulators have received a substantial number of consumer complaints about us which, while small as a percentage of our total transactions, are large in aggregate numbers. We have from time to time been contacted by various federal, state and local regulatory agencies and been told that they have questions with respect to the adequacy of the steps we take to protect our users from fraud. For example, the City of New York--Department of Consumer Affairs received complaints from users about transactions on our website. In investigating these complaints, the Department of Consumer Affairs requested information about us and these transactions. We have provided the requested information. We are likely to receive additional inquiries from regulatory agencies in the future, which may lead to action against us. We have responded to all inquiries from regulatory agencies by describing our current and planned antifraud efforts. If one or more of these agencies is not satisfied with our response to current or future inquiries, the resultant investigations and potential fines, changes in business practices, or other penalties could harm our business.

 Some of our businesses are subject to regulation; others may be.


  Both B&B and Kruse are subject to regulation in some jurisdictions governing the manner in which auctions are conducted. Both are required to obtain licensure in certain jurisdictions with respect to their business or to permit the sale of certain properties (e.g. wine, automobiles, real estate). Such licenses must generally be regularly renewed and are subject to revocation for violation of law, violation of the regulations governing auctions in general or the sale of the particular item and other events. If either company was unable to renew a license or had a license revoked it would be harmed. In addition, changes to the regulations or the licensure requirements could increase the complexity and the cost of doing auctions, thereby harming us.

  As our activities and the types of goods listed on our site expand, state regulatory agencies may claim that we are subject to licensure in their jurisdiction. Such claims could result in costly litigation or may require us to change our manner of doing business in ways that increase our costs or reduce our revenues or force us to prohibit listings of certain items. We could also be subject to fines or other penalties. Any of the above outcomes could harm us. Furthermore, businesses that handle consumers' funds are potentially subject to numerous regulations, including those related to banking, credit cards, escrow, fair credit reporting and others. Billpoint is a new business with a relatively novel approach to facilitating payments. It is not yet known how regulatory agencies will treat Billpoint. The cost and complexity of Billpoint's business may increase if certain regulations are deemed to apply to its business.


 We are subject to risks associated with information disseminated through our service.

  The law relating to the liability of online services companies for information carried on or disseminated through their services is currently unsettled. Claims could be made against online services companies under both United States and foreign law for defamation, libel, invasion of privacy, negligence, copyright or trademark infringement, or other theories based on the nature and content of the materials disseminated through their services. A number of private lawsuits seeking to impose liability upon other online services companies currently are pending. In addition, federal, state and foreign legislation have been proposed that impose liability for or prohibit the transmission over the Internet of certain types of information. Our service features a Feedback Forum, which includes information from users regarding other users. Although all such feedback is generated by users and not by us, it is possible that a claim of defamation or other injury could be made against us for content posted in the Feedback Forum. Such claims are more likely and have a greater probability of success as we expand internationally. If we become liable for information provided by our users and carried on our service, we could be directly harmed and we may be forced to implement new measures to reduce our exposure to this liability. This may require us to expend substantial resources and/or to discontinue certain service offerings. In addition, the increased attention focused upon liability issues as a result of these lawsuits and legislative proposals could harm our reputation or otherwise impact the growth of our business. We carry liability insurance, but it may not be adequate to fully compensate us if we become liable

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

for information carried on or through our service. Any costs incurred as a result of this liability or asserted liability could harm our business.


 We are subject to intellectual property litigation.

  On March 23, 1999 we were sued by Network Engineering Software, Inc. in the U.S. District Court for the Northern District of California for our alleged willful and deliberate violation of a patent. The suit seeks unspecified monetary damages as well as an injunction against our operations. It also seeks treble damages and attorneys' fees and costs. We have answered, denying these allegations and alleging that the patent is invalid. Discovery has commenced and we have filed a summary judgement motion seeking to invalidate certain claims in the patent. We believe that we have meritorious defenses against this suit and intend to vigorously defend ourselves. We could be forced to incur material expenses during this defense and in the event we were to lose this suit, our business would be harmed.

  Other third parties have from time to time claimed and may claim in the future that we have infringed their past, current or future technologies. We expect that participants in our markets increasingly will be subject to infringement claims as the number of services and competitors in our industry segment grows. Any claim like this, whether meritorious or not, could be time-consuming, result in costly litigation, cause service upgrade delays or require us to enter into royalty or licensing agreements. These royalty or licensing agreements might not be available on acceptable terms or at all. As a result, any claim like this could harm our business.


 Unauthorized break-ins to our service could harm our business.

  Our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to complete customer auctions. In addition, unauthorized persons may improperly access our data. We have experienced an unauthorized break-in by a "hacker" who stated that he can in the future damage or change our system or take confidential information. Any such actions by this or any other individual could harm us. Such actions may be very expensive to remedy and could damage our reputation and discourage new and existing users from using our service.

 Our stock price has been and may continue to be extremely volatile.

  The trading price of our common stock has been and is likely to be extremely volatile. Our stock price could be subject to wide fluctuations in response to a variety of factors, including the following:

  . actual or anticipated variations in our quarterly operating results;

  . unscheduled system downtime;

  . additions or departures of key personnel;

  . announcements of technological innovations or new services by us or our competitors;

  . changes in financial estimates by securities analysts;

  . conditions or trends in the Internet and online commerce industries;

  . the emergence of online securities trading;

  . changes in the market valuations of other Internet or online service companies;

  . developments in Internet regulation;

  . announcements by us or our competitors of significant acquisitions,

  . strategic partnerships, joint ventures or capital commitments;

  . sales of our common stock or other securities in the open market; and

  . other events or factors that may be beyond our control.

  In addition, the trading price of Internet stocks in general, and ours in particular, have experienced extreme price and volume fluctuations in recent months. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. The valuations of many Internet stocks, including ours, are extraordinarily high based on conventional valuation standards such as price to earnings and price to sales ratios. The trading price of our common stock has increased enormously from the initial public offering price. These trading prices and valuations may not be sustained. Any negative change in the public's perception of the prospects of Internet or e-commerce companies could depress our stock price regardless of our results. Other broad market and industry factors may decrease the market price of our common stock, regardless of our operating performance. Market fluctuations, as well as general political and economic conditions such as recession or interest rate or currency rate fluctuations, also may decrease the market price of our common stock. In the past, following declines in the market price of a company's securities, securities class-action litigation often has been instituted against the company. Litigation of this type, if instituted, could result in substantial costs and a diversion of management's attention and resources.


 New and existing regulations could harm our business.

  We are subject to the same federal, state and local laws as other companies conducting business on the Internet. Today there are relatively few laws specifically directed towards online services. However, due to the increasing popularity and use of the Internet and online services, it is possible that laws and regulations will be adopted with respect to the Internet or online services. These laws and regulations could cover issues such as online contracts, user privacy, freedom of expression, pricing, fraud, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The vast majority of these laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. Those laws that do reference the Internet, such as the recently passed Digital Millennium Copyright Act, have not yet been interpreted by the courts and their applicability and reach are therefore uncertain. In addition, numerous states, including the State of California, where our headquarters are located, have regulations regarding how "auctions" may be conducted and the liability of "auctioneers" in conducting such auctions. No legal determination has been made with respect to the applicability of the California regulations to our business to date and little precedent exists in this area. One or more states may attempt to impose these regulations upon us in the future, which could harm our business. In addition, as the nature of the products listed by our users change, we may become subject to new regulatory restrictions. See "Some of our businesses are subject to regulation; others may be."

  Several states and Congress have proposed legislation that would limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission also has settled a proceeding with one online service regarding the manner in which personal information is collected from users and provided to third parties. Changes to existing laws or the passage of new laws intended to address these issues could directly affect the way we do business or could create uncertainty in the marketplace. This could reduce demand for our services, increase the cost of doing business as a result of litigation costs or increased service delivery costs, or otherwise harm our business. In addition, because our services are accessible worldwide, and we facilitate sales of goods to users worldwide, foreign jurisdictions may claim that we are required to comply with their laws. As we expand our international activities, we will be obligated to comply with such laws. Our failure to comply with foreign laws could subject us to penalties ranging from fines to bans on our ability to offer our services.

  In the United States, companies are required to qualify as foreign corporations in states where they are conducting business. As an Internet company, it is unclear in which states we are actually conducting business. Our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify and could result in our inability to enforce contracts in those jurisdictions. Any new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could harm our business.

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

 We are dependent on the continued growth of the online person-to-person commerce market.

  The market for the sale of goods over the Internet, particularly through person-to-person trading, is a new and emerging market. Our future revenues and profits will be substantially dependent upon the widespread acceptance of the Internet and online services as a medium for commerce by consumers. Rapid growth in the use of and interest in the Web, the Internet and online services is a recent phenomenon. This acceptance and use may not continue. Even if the Internet is accepted, concerns about fraud, privacy and other problems may mean that a sufficiently broad base of consumers will not adopt the Internet as a medium of commerce. In particular, our website requires users to make publicly available their e-mail addresses and other personal information that some potential users may be unwilling to provide. These concerns may increase as additional publicity over privacy issues on eBay or generally over the Internet increase. Market acceptance for recently introduced services and products over the Internet is highly uncertain, and there are few proven services and products. In order to expand our user base, we must appeal to and acquire consumers who historically have used traditional means of commerce to purchase goods.


 There are many risks associated with international operations.

  We are expanding internationally. We recently acquired alando, a leading German person-to-person trading company. Expansion into international markets will require management attention and resources. We have limited experience in localizing our service to conform to local cultures, standards and policies. We may have to compete with local companies who understand the local market better than we do. We may not be successful in expanding into international markets or in generating revenues from foreign operations. As we continue to expand internationally, we are subject to risks of doing business internationally, including the following:

  . regulatory requirements that may limit or prevent the offering of our services in local jurisdictions;

  . legal uncertainty regarding liability for the listings of our users, including less Internet-friendly basic law and unique local laws;

  . government-imposed limitations on the public's access to the Internet;

  . difficulties in staffing and managing foreign operations;

  . longer payment cycles, different accounting practices and problems in collecting accounts receivable;

  . cultural nonacceptance of online auctions;

  . political instability;

  . seasonal reductions in business activity;

  . potentially adverse tax consequences; and

  . administrative burdens in collecting local taxes, including value-added taxes.

  Some of these factors may cause our international costs to exceed our domestic costs of doing business. To the extent we expand our international operations and have additional portions of our international revenues denominated in foreign currencies, we also could become subject to increased difficulties in collecting accounts receivable and risks relating to foreign currency exchange rate fluctuations.

 Our business may be subject to sales and other taxes.

  We do not collect sales or other similar taxes on goods sold by users through our service. One or more states may seek to impose sales tax collection obligations on companies such as ours that engage in or facilitate online commerce. Several proposals have been made at the state and local level that would impose additional taxes on the sale of goods and services through the Internet. These proposals, if adopted, could substantially impair the growth of electronic commerce, and could diminish our opportunity to derive financial benefit from our activities. The U.S. federal government recently enacted legislation prohibiting states or other local authorities from imposing new taxes on Internet commerce for a period of three years. This tax moratorium will last only for a limited period and does not prohibit states or the Internal Revenue Service from collecting taxes on our income, if any, or from collecting taxes that are due under existing tax rules. A successful assertion by one or more states or any foreign country that we should collect sales or other taxes on the exchange of merchandise on our system could harm our business.


 We are dependent on key personnel.

  Our future performance will be substantially dependent on the continued services of our senior management and other key personnel. Our future performance also will depend on our ability to retain and motivate our other officers and key employees. The loss of the services of any of our executive officers or other key employees could harm our business. We do not have long-term employment agreements with any of our key personnel and we do not maintain any "key person" life insurance policies. Our new businesses are all dependent on attracting and retaining key employees. The land-based auction businesses are particularly dependent on specialists and senior management because of the relationships these individuals have established with sellers who consign property for sale at auction. Dean Kruse is particularly important to Kruse. The loss of any of these individuals could result in the loss of significant future business and would harm us. Such personnel are in great demand by other auction companies. In addition, employee turnover frequently increases during the period following an acquisition as employees evaluate possible changes in compensation, culture, reporting relationships, and the direction of the business. Such increased turnover could increase our costs and reduce our future revenues. Our future success also will depend on our ability to attract, train, retain and motivate highly skilled technical, managerial, marketing and customer support personnel. Competition for these personnel is intense, especially for engineers and especially in the San Francisco Bay Area, and we may be unable to successfully attract, integrate or retain sufficiently qualified personnel. In making employment decisions, particularly in the Internet and high-technology industries, job candidates often consider the value of the stock options they are to receive in connection with their employment. The recent decrease in our stock price may make it more difficult to retain and motivate employees whose stock option strike prices are now substantially above current market prices.


 Our new land-based auction businesses need to continue to acquire properties.

  The businesses of B&B and Kruse are both dependent on the continued acquisition of high quality auction properties from sellers. Their future success will depend in part on their ability to maintain an adequate supply of high quality auction property, particularly fine and decorative arts and collectibles and collectible automobiles, respectively. There is intense competition for these pieces with other auction companies and dealers. In addition, a small number of key senior management and specialists maintain the relationships with the primary sources of auction property and the loss of any of these individuals could adversely affect the business of B&B and Kruse. See "We are dependent on key personnel."


 Our new land-based auction businesses could suffer losses from price guarantees, advances or rescissions of sales.

  In order to secure high quality auction properties from sellers, B&B and Kruse may give a guaranteed minimum price or a cash advance to a seller, based on the estimated value of the property. If the auction proceeds are less than the amount guaranteed, or less than the amount advanced and the seller does not repay the difference, the company involved will suffer a loss. In addition, under certain circumstances a buyer who believes that an item purchased at auction does not have good title, provenance or authenticity may rescind the purchase. Under such circumstances, the company involved will lose its commissions and fees on the sale even if the seller, in accordance with the terms and conditions of sale, in turn accepts back the item and returns the funds he or she received from the sale.

 We acquired real property with some of our new businesses.

  In connection with the acquisition of Kruse and B&B we acquired real property including land, buildings and interests in partnerships holding land and buildings. We have no experience in managing real property. Ownership of this property subjects us to new risks, including:

  . the possibility of environmental contamination and the costs associated with fixing any environmental problems;

  . the possible need for structural improvements in order to comply with zoning, seismic, disability act or other requirements; and

  . possible disputes with tenants, partners or others.


 Our market is intensely competitive.

  The market for person-to-person trading over the Internet is new, rapidly evolving and intensely competitive, and we expect competition to intensify in the future. Barriers to entry are relatively low, and current and new competitors can launch new sites at a relatively low cost using commercially available software. We currently or potentially compete with a number of other companies. Our direct competitors include various online person-to-person auction services, including Yahoo! Auctions, Amazon.com, Excite, Inc., Auction Universe and a number of other small services, including those that serve specialty or regional markets such as CityAuction. We also compete indirectly with business-to-consumer online auction services such as Onsale, First Auction, Surplus Auction and uBid. Lycos, Inc. Dell Computers and Priceline, Inc. have all recently announced plans to enter the person-to-person trading arena. Traditional auction companies such as Sotheby's are offering or have announced plans to create Internet auction sites. We potentially face competition from a number of large online communities and services that have expertise in developing online commerce and in facilitating online person-to-person interaction. Some of these potential competitors, including AOL and Microsoft Corporation, currently offer business-to-consumer trading services and classified ad services. Some of these companies also may introduce person-to-person trading to their large user populations. Other large companies with strong brand recognition and experience in online commerce, such as Cendant Corporation, QVC, USA Network and large newspaper or media companies, also may seek to compete in the online auction market. Internationally, most countries have competitors in the person to person trading business including some companies that are larger and have more resources than eBay. The principal competitive factors in our market include the following:

  . volume of transactions and selection of goods;

  . community cohesion and interaction;

  . system reliability;

  . customer service;

  . reliability of delivery and payment by users;

  . brand recognition;

  . website convenience and accessibility;

  . level of service fees; and

  . quality of search tools.

  Some current and many potential competitors have longer company operating histories, larger customer bases and greater brand recognition in other business and Internet markets than we do. Some of these competitors also have significantly greater financial, marketing, technical and other resources. Other online trading services may be acquired by, receive investments from or enter into other commercial relationships with larger, well established and well financed companies. As a result, some of our competitors with other revenue sources may be able to devote more resources to marketing and promotional campaigns, adopt more aggressive pricing policies and devote substantially more resources to website and systems development than we are able to. Increased competition may result in reduced operating margins, loss of market share and diminished value of our brand. Some of our competitors have offered services for free and others may do this as well. We may be unable to compete successfully against current and future competitors.

  In order to respond to changes in the competitive environment, we may, from time to time, make pricing, service or marketing decisions or acquisitions that could harm our business. For example, we implemented an insurance program that generally insures items up to a value of $200, with a $25 deductible, for users with a non-negative feedback rating at no cost to the user. The financial impact of this insurance program is not yet known. New technologies may increase the competitive pressures by enabling our competitors to offer a lower cost service. Some Web-based applications that direct Internet traffic to certain websites may channel users to trading services that compete with us.

  Although we have established Internet traffic arrangements with several large online services and search engine companies, these arrangements may not be renewed on commercially reasonable terms. Even if these arrangements are renewed, they may not result in increased usage of our service. In addition, companies that control access to transactions through network access or Web browsers could promote our competitors or charge us substantial fees for inclusion.

  The land-based auction business is intensely competitive. B&B competes with two larger and better known auction companies, Sotheby's Holdings, Inc. and Christie's International plc, as well as numerous regional auction companies. To the extent that these companies increase their focus on the middle market properties that form the core of B&B's business, its business may suffer. Kruse is subject to competition from numerous regional competitors. In addition, competition with Internet based auctions may harm the land-based auction business. Although Billpoint's business is new, several companies are beginning to enter this market and large competitors, including banks and credit card companies, may become competitors.

 Our business is dependent on the development and maintenance of the Web infrastructure.

  The success of our service will depend largely on the development and maintenance of the Web infrastructure. This includes maintenance of a reliable network backbone with the necessary speed, data capacity and security, as well as timely development of complementary products such as high speed modems, for providing reliable Web access and services. Because global commerce and the online exchange of information is new and evolving, we cannot predict whether the Web will prove to be a viable commercial marketplace in the long term. The Web has experienced, and is likely to continue to experience, significant growth in the numbers of users and amount of traffic. If the Web continues to experience increased numbers of users, increased frequency of use or increased bandwidth requirements, the Web infrastructure may be unable to support the demands placed on it. In addition, the performance of the Web may be harmed by increased users or bandwidth requirements.

  The Web has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and it could face outages and delays in the future. This might include outages and delays resulting from the "Year 2000" problem. See "Management's Discussion and Analysis, Year 2000." These outages and delays could reduce the level of Web usage as well as the level of traffic and the processing of auctions on our service. In addition, the Web could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of activity or due to increased governmental regulation. The infrastructure and complementary products or services necessary to make the Web a viable commercial marketplace for the long term may not be developed successfully or in a timely manner. Even if these products or services are developed, the Web may not become a viable commercial marketplace for services such as those that we offer.


 Our business is subject to online commerce security risks.

  A significant barrier to online commerce and communications is the secure transmission of confidential information over public networks. Our security measures may not prevent security breaches. Our failure to prevent security breaches could harm our business. Currently, a significant number of our users authorize us to bill their credit card accounts directly for all transaction fees charged by us. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication technology to effect secure transmission of confidential information, including customer credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptography, or other developments may result in a compromise or breach of the technology used by us to protect customer transaction data. Any such compromise of our security could harm our reputation and, therefore, our business. In addition, a party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. An individual has claimed to have misappropriated some of our confidential information by breaking into our computer system. We may need to expend significant resources to protect against security breaches or to address problems caused by breaches. Security breaches like the recent one could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our insurance policies carry low coverage limits, which may not be adequate to reimburse us for losses caused by security breaches.


 We must keep pace with rapid technological change to remain competitive.

  The market in which we compete is characterized by rapidly changing technology, evolving industry standards, frequent new service and product introductions and enhancements and changing customer demands. These market characteristics are worsened by the emerging nature of the Internet and the apparent need of companies from a multitude of industries to offer Web-based products and services. Our future success therefore will depend on our ability to adapt to rapidly changing technologies, to adapt our services to evolving industry standards and to continually improve the performance, features and reliability of our service. Our failure to adapt to such changes would harm our business. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require substantial expenditures to modify or adapt our services or infrastructure.

 We need to develop new services, features and functions in order to expand.

  We plan to expand our operations by developing new or complementary services, products or transaction formats or expanding the breadth and depth of services. We may be unable to expand our operations in a cost-effective or timely manner. Even if we do expand, we may not maintain or increase our overall market acceptance. If we launch a new business or service that is not favorably received by consumers, it could damage our reputation and diminish the value of our brand. We anticipate that future services may include pre- and post-trade services, including the following:

  . the scanning and uploading of photographs of listed items;

  . authentication and appraisal; and

  . arrangements to facilitate shipment of products.

  We may pursue strategic relationships with third parties to provide many of these services. By using third parties to deliver these services, we may be unable to control the quality of these services and our ability to address problems if any of these third parties fails to perform adequately will be reduced. Expanding our operations in this manner also will require significant additional expenses and development, operations and other resources and will strain our management, financial and operational resources. The lack of market acceptance of any new services could harm our business.


 Our growth will depend on our ability to develop our brand.

  We believe that our historical growth has been largely attributable to word of mouth. We have benefited from frequent and high visibility media exposure both nationally and locally. We do not expect the frequency or quality of this media exposure to continue. However, we believe that continuing to strengthen our brand will be critical to achieving widespread acceptance of our service. Promoting and positioning our brand will depend largely on the success of our marketing efforts and our ability to provide high quality services. In order to promote our brand, we will need to increase our marketing budget and otherwise increase our financial commitment to creating and maintaining brand loyalty among users. Brand promotion activities may not yield increased revenues, and even if they do, any increased revenues may not offset the expenses we incurred in building our brand. If we do attract new users to our service, they may not conduct transactions over our service on a regular basis. If we fail to promote and maintain our brand or incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, our business would be harmed.

 We may be unable to adequately protect or enforce our intellectual property rights.

  We regard the protection of our copyrights, service marks, trademarks, trade dress and trade secrets as critical to our success. We rely on a combination of patent, copyright, trademark, service mark and trade secret laws and contractual restrictions to protect our proprietary rights in products and services. We have entered into confidentiality and invention assignment agreements with our employees and contractors, and nondisclosure agreements with parties with which we conduct business in order to limit access to and disclosure of our proprietary information. These contractual arrangements and the other steps taken by us to protect our intellectual property may not prevent misappropriation of our technology or deter independent third-party development of similar technologies. We pursue the registration of our trademarks and service marks in the U.S. and internationally. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are made available online. We have licensed in the past, and expect to license in the future, certain of our proprietary rights, such as trademarks or copyrighted material, to third parties. These licensees may take actions that might diminish the value of our proprietary rights or harm our reputation. We also rely on certain technologies that we license from third parties, such as Oracle Corporation, Microsoft and Sun Microsystems Inc., the suppliers of key database technology, the operating system and specific hardware components for our service. These third-party technology licenses may not continue to be available to us on commercially reasonable terms. The loss of this technology could require us to obtain substitute technology of lower quality or performance standards or at greater cost.


 Our business is subject to consumer trends and discretionary consumer spending.

  We derive most of our revenues from fees received from sellers for listing products for sale on our service and fees received from successfully completed auctions. Our future revenues will depend upon continued demand for the types of goods that are listed by users of our service. The popularity of certain categories of items, such as toys, dolls and memorabilia, among consumers may vary over time due to perceived scarcity, subjective value, and societal and consumer trends in general. A decline in the popularity of, or demand for, certain collectibles or other items sold through our service could reduce the overall volume of transactions on our service, resulting in reduced revenues. In addition, consumer "fads" may temporarily inflate the volume of certain types of items listed on our service, placing a significant strain upon our infrastructure and transaction capacity. These trends also may cause significant fluctuations in our operating results from one quarter to the next. Any decline in demand for the goods offered through our service as a result of changes in consumer trends could harm our business. A decline in consumer spending would harm our new land-based auction businesses. Sales of fine and decorative art, collectable cars and other collectibles would be adversely affected by a decline in discretionary consumer spending, especially for luxury items. Changes in buyer's tastes, economic conditions or consumer trends could cause declines in the number or dollar volume of items auctioned and thereby harm the business of these companies.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of eBay Inc.

  In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of eBay Inc. and its subsidiary at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PRICEWATERHOUSECOOPERS LLP

San Jose, California
January 22, 1999,
except as to the pooling of
interests transactions described
in Note 2, and as to Note 14,
which are as of September 9, 1999.

                                   eBAY INC.

                           CONSOLIDATED BALANCE SHEET
                    (in thousands, except per share amounts)

                                                                                                        December 31,
                                                                                                ----------------------------
                                                                                                    1997            1998
                                                                                                -------------   ------------
                                              ASSETS
Current assets:
  Cash and cash equivalents................................................................        $12,109       $ 37,285
  Short-term investments...................................................................             --         40,401
  Accounts receivable, net.................................................................          7,433         12,425
  Other current assets.....................................................................          3,563          7,479
                                                                                                   -------       --------
     Total current assets..................................................................         23,105         97,590
Property and equipment, net................................................................         34,063         44,062
Intangible assets, net.....................................................................            878          3,728
Note receivable............................................................................          2,806          1,946
Other assets...............................................................................          1,498          2,210
                                                                                                   -------       --------
                                                                                                   $62,350       $149,536
                                                                                                   =======       ========
                             LIABILITIES, MANDATORILY REDEEMABLE
                               CONVERTIBLE PREFERRED STOCK AND
                                    STOCKHOLDERS' EQUITY

Current liabilities:
  Notes payable, current...................................................................        $ 6,680       $  4,047
  Accounts payable.........................................................................         13,109          9,997
  Accrued expenses.........................................................................          3,421          6,577
  Customer advances and deferred revenue...................................................            361            973
  Income taxes payable.....................................................................          1,415          1,380
  Deferred tax liabilities, current........................................................             --          1,682
                                                                                                   -------       --------
     Total current liabilities.............................................................         24,986         24,656
Notes payable, long term...................................................................         16,307         18,361
Environmental accruals.....................................................................          5,700          5,900
Minority interest and other liabilities....................................................          2,617             81
                                                                                                   -------       --------
                                                                                                    49,610         48,998
                                                                                                   -------       --------

Series B Mandatorily Redeemable Convertible Preferred Stock and Series B warrants..........          3,018             --
                                                                                                   -------       --------

Commitments and Contingencies (Notes 5, 6 and 8)

Stockholders' equity:
  Series A Convertible Preferred Stock, $0.001 par value; 1,676 and no shares
     authorized, 1,676 and no shares issued and outstanding................................              4             --
  Common Stock, $0.001 par value; 180,000 and 195,000 shares authorized, 63,315
     and 123,225 shares issued and outstanding.............................................             63            123
  Additional paid-in capital...............................................................          2,539         87,779
  Notes receivable from stockholders.......................................................            (68)        (1,130)
  Unearned compensation....................................................................         (1,399)        (4,139)
  Partnership equity.......................................................................         10,297         15,620
  Retained earnings........................................................................         (1,714)         2,285
                                                                                                   -------       --------
     Total stockholders' equity............................................................          9,722        100,538
                                                                                                   -------       --------
                                                                                                   $62,350       $149,536
                                                                                                   =======       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                   eBAY INC.

                        CONSOLIDATED STATEMENT OF INCOME
                    (in thousands, except per share amounts)

                                                                                            Year Ended December 31,
                                                                                       1996           1997          1998
                                                                                   -------------   -----------   -----------
Net revenues:
 Fees and services............................................................        $28,159       $37,070      $ 81,643
 Real estate rentals..........................................................          3,892         4,300         4,486
                                                                                      -------       -------      --------
  Total net revenues..........................................................         32,051        41,370        86,129
                                                                                      -------       -------      --------
Cost of net revenues:
 Fees and services............................................................          5,181         6,631        13,948
 Real estate rentals..........................................................          1,622         1,773         2,146
                                                                                      -------       -------      --------
  Total cost of net revenues..................................................          6,803         8,404        16,094
                                                                                      -------       -------      --------
    Gross profit..............................................................         25,248        32,966        70,035
                                                                                      -------       -------      --------
Operating expenses:
 Sales and marketing..........................................................         13,139        15,618        35,976
 Product development..........................................................             28           831         4,640
 General and administrative...................................................          5,661         6,534        15,849
 Amortization of acquired intangibles.........................................             --            --           805
                                                                                      -------       -------      --------
    Total operating expenses..................................................         18,828        22,983        57,270
                                                                                      -------       -------      --------
Income from operations........................................................          6,420         9,983        12,765
Interest and other income, net................................................            377         1,054         1,799
Interest expense..............................................................         (2,322)       (2,371)       (2,191)
                                                                                      -------       -------      --------
Income before income taxes, minority interest
   and equity interest in partnership income (loss)...........................          4,475         8,666        12,373
Provision for income taxes....................................................           (475)         (971)       (4,789)
Equity interest in partnership income (loss)..................................           (576)         (314)           70
Minority interest in consolidated company.....................................            (86)         (320)         (381)
                                                                                      -------       -------      --------
Net income....................................................................        $ 3,338       $ 7,061      $  7,273
                                                                                      =======       =======      ========
Net income per share:
   Basic......................................................................          $0.39         $0.29         $0.14
                                                                                      =======       =======      ========
   Diluted....................................................................          $0.07         $0.08         $0.06
                                                                                      =======       =======      ========
Weighted average shares:
   Basic......................................................................          8,490        24,428        52,064
                                                                                      =======       =======      ========
   Diluted....................................................................         45,060        84,775       116,759
                                                                                      =======       =======      ========

Supplemental pro forma information:
 Income before income taxes, minority interest and equity interest                    $ 4,475       $ 8,666      $ 12,373
  in partnership income (loss)................................................
 Provision for income taxes as reported.......................................           (475)         (971)       (4,789)
 Pro forma adjustment to provision for income taxes (Note 9)..................         (1,362)       (2,576)       (2,071)
 Minority interest in combined company as reported............................            (86)         (320)         (381)
 Equity interest in partnership income (loss) as reported.....................           (576)         (314)           70
                                                                                      -------       -------      --------
Pro forma net income..........................................................        $ 1,976       $ 4,485      $  5,202
                                                                                      =======       =======      ========
Pro forma net income per share:
   Basic......................................................................          $0.23         $0.18         $0.10
                                                                                      =======       =======      ========
   Diluted....................................................................          $0.04         $0.05         $0.04
                                                                                      =======       =======      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                   eBAY INC.

                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                (in thousands)

                                                                                                                   Notes
                                                         Convertible                              Additional    Receivable
                                                       Preferred Stock         Common Stock        Paid-in         from
                                                     Shares    Par Value    Shares    Par Value    Capital     Shareholders
                                                     -------   ----------   -------   ---------   ----------   -------------
Balance at December 31, 1995....................         --       $   --      2,115      $    2      $   948        $    --
Issuance of Common Stock for
    cash and notes..............................         --           --     61,200          61           17            (68)
Issuance of Preferred Stock.....................      1,676            4         --          --           --             --
Contributions from partners.....................         --           --         --          --           --             --
Distributions to partners.......................         --           --         --          --           --             --
Net income......................................         --           --         --          --           --             --
                                                     ------       ------    -------      ------      -------        -------
Balance at December 31, 1996....................      1,676            4     63,315          63          965            (68)
Accretion of Mandatorily
 Redeemable Convertible Preferred
 Stock to redemption value......................         --           --         --          --           --             --
Unearned compensation...........................         --           --         --          --        1,424             --
Amortization of unearned
 compensation...................................         --           --         --          --           --             --
Contributions from partners.....................         --           --         --          --          150             --
Distributions to partners.......................         --           --         --          --           --             --
Net income......................................         --           --         --          --           --             --
                                                     ------       ------    -------      ------      -------        -------
Balance at December 31, 1997....................      1,676            4     63,315          63        2,539            (68)
Accretion of Mandatorily
 Redeemable Convertible Preferred
 Stock to redemption value......................         --           --         --          --           --             --
Unearned compensation...........................         --           --         --          --        5,831             --
Amortization of unearned
 compensation...................................         --           --         --          --           --             --
Issuance of Common Stock for
 cash and notes.................................         --           --     19,290          20        4,685         (1,378)
Issuance of Common Stock for
 acquisition of Jump Incorporated...............         --           --        428          --        2,000             --
Contribution of Common Stock to
 charitable foundation..........................         --           --        322          --        1,215             --
Issuance of Common Stock for cash in
 initial public offering, net of offering
 expenses of $6,168.............................         --           --     12,043          12       66,076             --
Conversion of Preferred Stock to
 Common Stock in conjunction
 with initial public offering...................     (1,676)          (4)    27,827          28        5,133             --
Note repayments.................................         --           --         --          --           --            316
Contributions from partners.....................         --           --         --          --          300             --
Distributions to partners.......................         --           --         --          --           --             --
Net income......................................         --           --         --          --           --             --
                                                     ------       ------    -------      ------      -------        -------
Balance at December 31, 1998....................         --       $   --    123,225      $  123      $87,779        $(1,130)
                                                     ======       ======    =======      ======      =======        =======



                                                                                                                 Total
                                                                     Unearned      Partnership   Retained    Stockholders'
                                                                   Compensation      Equity      Earnings        Equity
                                                                   ------------    -----------   --------    ------------
Balance at December 31, 1995...................................       $    --        $ 9,342    $(5,404)        $  4,888
Issuance of Common Stock for
    cash and notes.............................................            --             --         --               10
Issuance of Preferred Stock....................................            --             --         --                4
Contributions from partners....................................            --            467         --              467
Distributions to partners......................................            --             --     (2,107)          (2,107)
Net income.....................................................            --             --      3,338            3,338
                                                                      -------        -------    -------         --------
Balance at December 31, 1996...................................            --          9,809     (4,173)           6,600
Accretion of Mandatorily
 Redeemable Convertible Preferred
 Stock to redemption value.....................................            --             --        (46)             (46)
Unearned compensation..........................................        (1,424)            --         --               --
Amortization of unearned
 compensation..................................................            25             --         --               25
Contributions from partners....................................            --            488         --              638
Distributions to partners......................................            --             --     (4,556)          (4,556)
Net income.....................................................            --             --      7,061            7,061
                                                                      -------        -------    -------         --------
Balance at December 31, 1997...................................        (1,399)        10,297     (1,714)           9,722
Accretion of Mandatorily
 Redeemable Convertible Preferred
 Stock to redemption value.....................................            --             --        (46)             (46)
Unearned compensation..........................................        (5,831)            --         --               --
Amortization of unearned
 compensation..................................................         3,091             --         --            3,091
Issuance of Common Stock for
 cash and notes................................................            --             --         --            3,327
Issuance of Common Stock for
 acquisition of Jump Incorporated..............................            --             --         --            2,000
Contribution of Common Stock to
 charitable foundation.........................................            --             --         --            1,215
Issuance of Common Stock for cash in
 initial public offering, net of offering
 expenses of $6,168............................................            --             --         --           66,088
Conversion of Preferred Stock to
 Common Stock in conjunction
 with initial public offering..................................            --             --         --            5,157
Note repayments................................................            --             --         --              316
Contributions from partners....................................            --          5,323         --            5,623
Distributions to partners......................................            --             --     (3,228)          (3,228)
Net income.....................................................            --             --      7,273            7,273
                                                                      -------        -------    -------         --------
Balance at December 31, 1998...................................       $(4,139)       $15,620    $ 2,285         $100,538
                                                                      =======        =======    =======         ========

                 The accompanying notes are an integral part of these consolidated financial statements.

                                   eBAY INC.

                     CONSOLIDATED STATEMENT OF CASH FLOWS
                                (in thousands)

                                                                                    Year Ended December 31,
                                                                                  1996       1997        1998
                                                                                --------   ---------   ---------
Cash flows from operating activities:
    Net income...............................................................   $ 3,338     $ 7,061    $  7,273
  Adjustments to reconcile net income to net cash provided
    by operating activities:
     Provision for doubtful accounts and authorized credits..................        18         373       3,377
     Depreciation and amortization...........................................     1,357       1,519       4,526
     Amortization of unearned compensation...................................        --          25       2,661
     Compensation expense associated with purchases of
      Common Stock by outside directors......................................        --          --         429
     Charitable contribution of Common Stock.................................        --          --       1,215
     Series B Preferred stock issued for services............................        --          --          93
     Minority interest in deficit of consolidated companies..................        86          24         764
     Loss on impairment of asset held for sale...............................        --          --         200
     Acquired research and development.......................................        --          --         150
     Equity in partnership net (income) loss.................................       576        (146)     (4,025)
     (Gain) loss on sale of property.........................................       190          --        (333)
     Changes in assets and liabilities:
        Accounts receivable..................................................     3,801      (1,302)     (8,369)
        Other assets.........................................................       163        (742)     (3,702)
        Accounts payable.....................................................       451       3,104      (3,112)
        Accrued expenses.....................................................       (18)        769       3,164
        Customer advances and deferred revenue...............................        38         184         612
        Income taxes payable.................................................       354         363         (35)
        Deferred tax liabilities, current....................................        55         102       1,682
        Environmental accruals...............................................       750          --         200
        Other liabilities....................................................        17         293        (729)
                                                                                -------     -------    --------
Net cash provided by operating activities....................................    11,176      11,627       6,041
                                                                                -------     -------    --------
Cash flows from investing activities:
  Purchases of property and equipment........................................    (1,598)     (2,990)    (12,758)
  Purchases of short-term investments........................................        --          --     (40,401)
  Proceeds from sale of property and equipment...............................     1,051          --       1,274
  Purchases of intangible assets.............................................       (36)       (141)     (1,248)
  Payments (advances) on notes receivable....................................    (1,337)        145         109
                                                                                -------     -------    --------
Net cash used in investing activities........................................    (1,920)     (2,986)    (53,024)
                                                                                -------     -------    --------
Cash flows from financing activities:
  Proceeds from issuance of Preferred Stock, net.............................         4       2,972       2,110
  Proceeds from issuance of Common Stock, net................................        10          --      69,305
  Repayments of Stockholder loans............................................        --          --         316
  Proceeds (principal payments) on long-term debt and leases.................    (6,452)      1,506      (1,967)
  Contributions from Stockholders............................................       467         638       5,623
  Distributions to Stockholders..............................................    (2,107)     (4,556)     (3,228)
                                                                                -------     -------    --------
Net cash provided by (used in) financing activities..........................    (8,078)        560      72,159
                                                                                -------     -------    --------
Net increase in cash and cash equivalents....................................     1,178       9,201      25,176
Cash and cash equivalents at beginning of year...............................     1,730       2,908      12,109
                                                                                -------     -------    --------
Cash and cash equivalents at end of year.....................................   $ 2,908     $12,109    $ 37,285
                                                                                =======     =======    ========
Supplemental cash flow disclosures:
  Cash paid for interest.....................................................   $ 2,238     $ 1,893    $  1,710
  Cash paid for income taxes.................................................   $    26     $   540    $  4,932
Non-cash investing and financing activities:
  Property and equipment leases..............................................   $    --     $    23    $     --
  Common stock issued for note receivable....................................   $    68     $    --    $  1,378
  Common stock issued for acquisition........................................   $    --     $    --    $  2,000
  Issuance of note payable for non-compete agreement.........................   $    --     $   240    $     --
  Building and inventory obtained in connection with foreclosure.............   $    --     $ 1,510    $    751
  Notes and accounts payable assumed in connection with foreclosure..........   $    --     $   695    $     --
  Receivables canceled in connection with foreclosure........................   $    --     $   815    $    500
  Land and building transferred in exchange for assumption of debt...........   $    --     $    --    $    835

             The accompanying notes are an integral part of these consolidated financial statements.

                                   eBAY INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1--The Company and Summary of Significant Accounting Policies:

The Company

  eBay Inc. ("eBay" or the "Company") was incorporated in California in May 1996, and reincorporated in Delaware in April 1998. eBay pioneered online person-to-person trading by developing a Web-based community in which buyers and sellers are brought together in an auction format to trade personal items such as antiques, coins, collectibles, computers, memorabilia, stamps and toys. The eBay online service permits sellers to list items for sale, buyers to bid on items of interest and all eBay users to browse through listed items in a fully-automated, topically-arranged service that is available online 24-hours-a-day, seven-days-a-week. eBay also engages in the traditional auction business through its subsidiaries, Butterfield & Butterfield ("B&B") and Kruse International ("Kruse") and in online payment processing through its Billpoint, Inc. ("Billpoint") subsidiary.


Initial public offering

  On September 24, 1998, the Company completed its initial public offering of 4,025,000 shares of its Common Stock, the net proceeds of which aggregated approximately $66.1 million. At the closing of the offering, all issued and outstanding shares of the Company's Convertible Preferred Stock and Mandatorily Redeemable Convertible Preferred Stock were converted into an aggregate of 27,827,019 shares of Common Stock.


Use of estimates

  The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Principles of consolidation and basis of presentation

  The financial statements as of December 31, 1996, 1997, and 1998, and for the years then ended are consolidated and include the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

  In May and June of 1999, the Company acquired four businesses, each of which were accounted for as pooling of interests (see Note 2--"Acquisitions"). Accordingly, all financial information included herein has been restated to reflect the combined operations of eBay and the acquired companies. Certain prior period balances have been reclassified to conform to the current period presentation.

                                   eBAY INC.

Fair value of financial instruments

  The Company's financial instruments, including cash, cash equivalents, accounts receivable, and accounts payable are carried at cost, which approximates their fair value because of the short-term maturity of these instruments. Capital lease obligations are carried at cost, which approximates fair value due to the proximity of the implicit rates of these financial instruments and the prevailing market rates for similar instruments.

  Short and long-term investments, which include marketable equity securities, municipal, government and corporate bonds are classified as available-for-sale and reported at fair value. Unrealized gains and losses are excluded from earnings and reported as a component of Stockholders' equity. The following schedule summarizes the estimated fair value of the Company's cash, cash equivalents and short-term investments, (in thousands):

                                                                         December 31,
                                                                       1997         1998
                                                                    -----------  -----------
   Cash and cash equivalents:
      Cash.....................................................     $     2,611  $     7,828
      Money market funds.......................................           9,498        6,892
      Municipal bonds and notes................................              --       19,555
      Corporate securities.....................................              --        3,010
                                                                    -----------  -----------
                                                                    $    12,109  $    37,285
                                                                    ===========  ===========
   Short-term investments:
      Municipal bonds and notes................................     $        --  $    40,401
                                                                    ===========  ===========

The estimated fair value of short-term investments classified by date of contractual maturity is as follows, (in thousands):

                                                                         December 31,
                                                                       1997         1998
                                                                    -----------  -----------
   Due within one year or less.................................     $        --  $    12,287
   Due after one year through two years........................              --       28,114
                                                                    -----------  -----------
                                                                    $        --  $    40,401
                                                                    ===========  ===========


Concentration of credit risk

  Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents, short-term investments and accounts receivable. Cash, cash equivalents and short-term investments are deposited with high credit, quality financial institutions. The Company's accounts receivable are derived from revenue earned from customers located in the U.S. and throughout the world and are denominated in U.S. dollars. Accounts receivable balances are typically settled through customer credit cards and, as a result, the majority of accounts receivable are collected upon processing of credit card transactions. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of accounts receivable. During the years ended December 31, 1996, 1997 and 1998, no customers accounted for more than 10% of net revenues or net accounts receivable.


Property and equipment

  Property and equipment are stated at historical cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, generally five years or less for equipment and furniture, and up to 31.5 years for buildings and building improvements. Leased capital assets are depreciated using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets.

                                   eBAY INC.

Intangible assets

  Goodwill and other intangible assets resulting from the acquisition of Jump Incorporated ("Jump") were estimated by management to be primarily associated with the acquired customer list, workforce and technological know how. As a result of the rapid technological changes occurring in the Internet industry and the intense competition for qualified Internet professionals, goodwill and other intangible assets are amortized on a straight-line basis over the estimated periods of benefit, which range from eight to 24 months. See Note 2-- Acquisitions.

  Goodwill and other intangible assets resulting from the acquisition of Dunnings Auctions Services, Inc. ("Dunnings") by B&B were estimated by management to be primarily associated with a covenant not to compete and goodwill and are being amortized over their estimated useful lives of five and fifteen years, respectively.

Environmental expenditures

  The Company owns or controls real estate properties that are either used in the auction business or leased to unrelated parties for various commercial applications. Certain environmental and structural deficiencies have been identified in the past for which the Company has remediation responsibility. The amounts accrued to correct these matters are based upon estimates developed in preliminary studies by external consultants. Due to uncertainties inherent in the estimation process, the amounts accrued for these matters may be revised in future periods as additional information is obtained.

  Environmental expenditures that relate to current operations are charged to expense or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and that do not contribute to current or future revenue generation, are charged to expense. Liabilities are recorded when environmental assessments are made, remediation obligations are probable and the costs can be reasonably estimated. The timing of these accruals is generally upon the completion of feasibility studies.

 Investment in general partnerships

  Interests in general partnerships in which the Company holds more than 50 percent ownership and exerts control are consolidated. The consolidated accounts include 100 percent of the assets and liabilities of these general partnerships and the ownership interests of minority investors are recorded as minority interests and are included within other liabilities. Investments in general partnerships in which the Company holds more than 20 percent ownership and does not exert control are accounted for using the equity method of accounting and are recorded as investment in partnerships. The recognized losses in excess of the Company's investments are included within other liabilities.

Impairment of long-lived assets

  The Company evaluates the recoverability of long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets.


Revenue recognition

  Online auction revenues are derived primarily from placement fees charged for the listing of items for auction and success fees calculated as a percentage of the final sales transaction value. Revenues related to
                                   eBAY INC.

placement fees are recognized at the time the item is listed, while those related to success fees are recognized at the time that the auction is successfully concluded. An auction is considered successfully concluded when there is at least one bid above the seller's specified minimum price or reserve price, whichever is higher, at the end of the auction term. Provisions for doubtful accounts and authorized credits to sellers are provided at the time of revenue recognition based upon the Company's historical experience.

  Kruse auction revenues are derived primarily from entry fees on auction items, bidder registration fees and commission fees calculated as a percentage of the final auction sales transaction value. Revenues related to these fees are recognized upon the completion of an auction. Revenues are also derived from sponsorship fees paid by various corporations. Sponsorship fee revenues are recognized over the term of the sponsorship agreement. Advertising revenues and auctioneer tuition fees do not represent a significant source of revenues and are recognized as advertising and auctioneer training services are provided.

  B&B auction revenues are derived primarily from auction commissions and fees from the sale of property through the traditional auction process. Revenues from these sources are recognized at the date the related auction is concluded. Service revenues are derived from financial, appraisal and other related services and are recognized as such services are rendered. Rental revenues are derived from property rentals to third parties.


Product development costs

  Product development costs include expenses incurred by the Company to develop, enhance, manage, monitor and operate the Company's website. Product development costs are expensed as incurred.


Advertising expense

  The Company recognizes advertising expenses in accordance with Statement of Position ("SOP") 93-7 "Reporting on Advertising Costs." As such, the Company expenses the costs of producing advertisements at the time production occurs, and expenses the cost of communicating advertising in the period in which the advertising space or airtime is used. Internet advertising expenses are recognized based on the terms of the individual agreements, but generally over the greater of the ratio of the number of impressions delivered over the total number of contracted impressions, or a straight-line basis over the term of the contract. Advertising expenses totaled $2.6 million, $2.8 million, and $15.4 million during the years ended December 31, 1996, 1997 and 1998, respectively.


Stock-based compensation

  The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price. The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and the Emerging Issues Task Force Consensus on Issue No. 96-18.


Income taxes

  Income taxes are accounted for using an asset and liability approach which requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The measurement of current and deferred tax liabilities and assets are based on provisions of the enacted tax
                                   eBAY INC.

law; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.


Net income per share

  The Company computes net income per share in accordance with SFAS No. 128, "Earnings per Share." Under the provisions of SFAS No. 128, basic net income per share is computed by dividing the net income available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net income per share is computed by dividing the net income for the period by the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares, composed of unvested, restricted Common Stock and incremental common shares issuable upon the exercise of stock options and warrants and upon conversion of Series A and Series B Convertible Preferred Stock, are included in diluted net income per share to the extent such shares are dilutive.

  The following table sets forth the computation of basic and diluted net income per share for the periods indicated, (in thousands, except per share amounts):

                                                                                           Year Ended December 31,
                                                                                  ------------------------------------------
                                                                                      1996           1997           1998
                                                                                  ------------   ------------   ------------
Numerator:
  Net income...................................................................      $  3,338       $  7,061       $  7,273
  Accretion of Series B Mandatorily Redeemable Convertible Preferred
    Stock to redemption value..................................................            --            (46)           (46)
                                                                                     --------       --------       --------
  Net income available to common stockholders..................................      $  3,338       $  7,015       $  7,227
                                                                                     ========       ========       ========
Denominator:
  Weighted average shares......................................................        32,715         63,315         91,642
  Weighted average unvested common shares subject to repurchase
    agreements.................................................................       (24,225)       (38,887)       (39,578)
                                                                                     --------       --------       --------
  Denominator for basic calculation............................................         8,490         24,428         52,064
  Weighted average effect of dilutive securities:
     Series A Preferred Stock..................................................        12,345         15,088         11,037
     Series B Preferred Stock..................................................            --          6,372          8,054
     Series B Preferred Stock warrants.........................................            --             --          1,098
     Unvested common shares subject to
        repurchase agreements..................................................        24,225         38,887         39,578
     Employee stock options....................................................            --             --          4,928
                                                                                     --------       --------       --------
  Denominator for diluted calculation..........................................        45,060         84,775        116,759
                                                                                     ========       ========       ========
Net income per share:
  Basic........................................................................      $   0.39       $   0.29          $0.14
                                                                                     ========       ========       ========
  Diluted......................................................................      $   0.07       $   0.08          $0.06
                                                                                     ========       ========       ========

Comprehensive income

  Effective January 1, 1998 the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. During the years ended December 31, 1996, 1997 and 1998, the Company has not had any material transactions that are required to be reported in comprehensive income.


Recent accounting pronouncements
                                   eBAY INC.

  In March 1998, the American Institute of Certified Public Accountants issued SOP No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company does not expect that the adoption of SOP No. 98-1 will have a material impact on its consolidated financial statements.

  In June 1998, the Financial Accounting Standards Board issued SFAS
No. 133, "Accounting for Derivatives and Hedging Activities." SFAS 133 is effective for all fiscal quarters beginning with the quarter ending June 30, 1999. SFAS 133 establishes accounting and reporting standards of derivative instruments, including certain derivative instruments imbedded in other contracts, and for hedging activities. In July 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133," "(SFAS 137"). SFAS 137 deferred the effective date until the first fiscal quarter ended on or following June 30, 2000. The Company will adopt SFAS 133 in its quarter ending June 30, 2000 and does not expect such adoption to have a material impact on the Company's results of operations, financial position or cash flows.


Note 2--Acquisitions:

Jump Incorporated

  Effective June 30, 1998, the Company acquired all the outstanding shares of Jump, which provides a forum where Internet users can buy and sell items in an online auction format. The acquisition has been accounted for using the purchase method of accounting and accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date. The fair value of intangible assets was determined using a combination of methods, including replacement cost estimates for acquired research and development and completed technology, a risk-adjusted income approach for the acquired customer list and the amounts paid for covenants not to compete.

  The total purchase price of approximately $2.3 million consisted of 428,544 shares of the Company's Common Stock with an estimated fair value of approximately $2.0 million and other acquisition related expenses of approximately $335,000, consisting primarily of payments for non-compete agreements totaling approximately $208,000 and legal and other professional fees. Of the total purchase price, approximately $150,000 was allocated to in-process technology and was immediately charged to operations because such in-process technology had not reached the stage of technological feasibility at the acquisition date and had no alternative future use. The remainder of the purchase price was allocated to net tangible liabilities assumed ($31,000) and intangible assets, including completed technology ($500,000), customer list ($1.5 million), covenants not to compete ($208,000) and goodwill ($24,000). The intangible assets are being amortized over their estimated useful lives of eight to 24 months.

  The acquisition has been structured as a tax free exchange of stock, therefore, the differences between the recognized fair values of the acquired assets, including tangible assets, and their historical tax bases are not deductible for tax purposes.

  The following unaudited pro forma consolidated financial information reflects the results of operations for the years ended December 31, 1997 and 1998, as if the acquisition had occurred on January 1, 1997 and 1998, respectively, and after giving effect to purchase accounting adjustments. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisitions actually taken place on January 1, 1997 or 1998, and may not be indicative of future operating results, (in thousands, except per share amounts).

                                   eBAY INC.

                                                                                            Year Ended
                                                                                           December 31,
                                                                                    ---------------------------
                                                                                        1997           1998
                                                                                    ------------   ------------
   Net revenues  ..........................................................              $41,381       $ 86,141
   Income from operations  ................................................                7,841         11,965
   Net income  ............................................................                4,988          6,472
   Net income per share:
      Basic  ..............................................................              $  0.20       $   0.12
      Diluted  ............................................................              $  0.06       $   0.06
   Weighted average shares:
      Basic  ..............................................................               24,428         52,064
      Diluted  ............................................................               84,775        116,759

Butterfield & Butterfield

  On May 28, 1999, eBay acquired Butterfield & Butterfield Auctioneers Corporation ("Butterfield & Butterfield"), a Delaware corporation and all affiliated entities under common control including; Butterfield Credit Corporation Inc., 111 Potrero Partners, LLC and HBJ Partners, LLC. (collectively "B&B" or the "B&B Companies").

Butterfield & Butterfield was established in 1865, incorporated in California in July 1970 and reincorporated in the state of Delaware in March 1999. Butterfield & Butterfield conduct auctions and perform appraisal services of fine art, jewelry, antiques and other collectibles primarily in San Francisco, Los Angeles and Chicago.

  Butterfield Credit Corporation Inc. ("BCCI") is a wholly-owned subsidiary of Butterfield & Butterfield and is incorporated in California. BCCI operates as a financing corporation whose sole purpose is serving Butterfield & Butterfield's clients.

  111 Potrero Partners, LLC ("111 Potrero") is a limited liability corporation organized in May 1996. 111 Potrero owns several commercial properties located in San Francisco and Los Angeles, which are currently occupied by B&B and third parties.

  HBJ Partners, LLC ("HBJ") is a limited liability corporation organized in California in September 1996. HBJ owns several commercial properties located in San Francisco, which are currently occupied by B&B and third parties. HBJ also has general partnership interests in 17600 Santa Fe Avenue Partners, 2959 Victoria Street Partners and 6700 Cherry Avenue Partners. Ownership interests in the above partnerships at the date of acquisition were 58%, 60% and 38%, respectively.

  The aggregate consideration exchanged for the merger was 1,327,370 shares of eBay common stock. The merger has been accounted for as a pooling of interests. In April 1999, B&B withdrew its registration statement for its initial public offering. Accordingly, in the second quarter of 1999, the Company recorded a charge of approximately $2.6 million related to the costs of the withdrawn offering.

Kruse International

  On May 18, 1999, eBay acquired Kruse, Inc. (d/b/a Kruse International) and all affiliated entities under common control including; Auburn Cordage, Inc., ACD Auto Sales, Inc., Reppert School of Auctioneering, Inc. and Classic Advertising & Promotions, Inc., each an Indiana corporation (collectively, "Kruse" or the "Kruse Companies").

  Kruse International was founded in 1971 and operated as a sole proprietorship until it was incorporated in the state of Indiana in August 1986. The Kruse Companies conduct auctions, perform appraisal services and auctioneer training for classic car auctions in various locations in the United States, England, Germany and the Netherlands.

  The aggregate consideration exchanged for the merger was 787,312 shares of eBay common stock for all shares of capital stock of the Kruse Companies. The merger has been accounted for as a pooling of interests.

                                   eBAY INC.

Billpoint

  On May 25, 1999, eBay acquired Billpoint, Inc. ("Billpoint"). Billpoint began operations on September 1, 1998, and was incorporated in California on September 24, 1998. Billpoint has developed a centralized, turnkey authorization, billing and payment fulfillment solution that permits individuals and small merchants to accept credit cards as payment for Internet-based sales transactions. Billpoint's service is expected to derive revenues based upon a variety of fee arrangements, including percentage-of-transaction, fixed-fee per transaction and flat monthly rates.

  In connection with the merger, eBay issued a total of approximately 525,000 shares of eBay common stock to the existing Billpoint shareholders as consideration for all shares of capital stock, and all options and warrants to purchase shares of common stock of Billpoint outstanding immediately prior to the consummation of the merger were converted into options and warrants to purchase shares of eBay common stock. The merger has been accounted for as a pooling of interests.


alando.de.AG

  On June 15, 1999, eBay acquired all of the outstanding stock of alando.de.AG ("alando"). alando began operations on February 19, 1999 and is Germany's leading online person-to-person trading community. The aggregate consideration exchanged for the merger was 316,000 shares of eBay common stock. The merger has been accounted for as a pooling of interests.

The components of net revenues, operating expenses and net income (loss) during the years ended December 31, 1996, 1997, and 1998 are as follows (in thousands):

                                                                     Net            Operating         Net Income
                                                                   Revenues          Expenses           (Loss)
                                                               ----------------  ----------------  -----------------
Year Ended December 31, 1996
     Kruse......................................................        $ 7,760           $ 6,024            $  (69)
     B&B........................................................         23,919            12,699             3,259
                                                                        -------           -------            ------
                                                                        $31,679           $18,723            $3,190
                                                                        =======           =======            ======
  Year Ended December 31, 1997
     Kruse......................................................        $ 7,520           $ 5,895            $ (237)
     B&B........................................................         28,106            13,577             6,424
                                                                        -------           -------            ------
                                                                        $35,626           $19,472            $6,187
                                                                        =======           =======            ======
  Year Ended December 31, 1998
     Kruse......................................................        $10,265           $ 8,119            $  (58)
     Billpoint..................................................             --                74               (74)
     B&B........................................................         28,512            14,745             5,007
                                                                        -------           -------            ------
                                                                        $38,777           $22,938            $4,875
                                                                        =======           =======            ======

Note 3--Balance Sheet Components:

                                                                                                   December 31,
                                                                                              -----------------------
                                                                                                 1997         1998
                                                                                              ----------   ----------
                                                                                                  (in thousands)
   Accounts receivable, net:
      Accounts receivable..................................................................      $8,249      $16,056
      Less:   Allowance for doubtful accounts..............................................        (763)      (2,614)
              Allowance for authorized credits.............................................         (53)      (1,017)
                                                                                                 ------      -------
                                                                                                 $7,433      $12,425
                                                                                                 ======      =======

Write-offs against the allowance for doubtful accounts were $0 and $562,000 in the years ended December 31, 1997 and 1998, respectively.

                                                                                                   December 31,
                                                                                              -----------------------
                                                                                                 1997         1998
                                                                                              ----------   ----------
                                                                                                  (in thousands)
   Property and equipment, net:
      Land and buildings...................................................................    $ 38,445     $ 42,150
      Computer equipment...................................................................       2,266       10,730
      Leasehold improvements...............................................................       2,159        2,312
      Furniture and fixtures...............................................................       1,009        1,697
      Vehicles and other...................................................................         599          881
                                                                                               --------     --------
                                                                                                 44,478       57,770
   Less: Accumulated depreciation and amortization.........................................     (10,415)     (13,708)
                                                                                               --------     --------
                                                                                               $ 34,063     $ 44,062
                                                                                               ========     ========

  Property and equipment includes $23,000 and $0 of equipment under capital leases at December 31, 1997 and 1998, respectively. Accumulated depreciation of assets under capital leases totaled $7,000 and $0 at December 31, 1997 and 1998, respectively.

                                   eBAY INC.

                                                                                                    December 31,
                                                                                              ------------------------
                                                                                                 1997          1998
                                                                                              -----------   ----------
                                                                                                  (in thousands)
   Intangible assets, net:
      Purchased technology.................................................................   $        --   $      500
      Covenants not to compete.............................................................           248          455
      Customer list........................................................................            --        1,484
      Goodwill.............................................................................         1,199        3,003
                                                                                              -----------   ----------
                                                                                                    1,447        5,442
      Less: Accumulated amortization.......................................................          (569)      (1,714)
                                                                                              -----------   ----------
                                                                                              $       878   $    3,728
                                                                                              ===========   ==========
   Accrued expenses:
      Accrued compensation and related benefits............................................   $     1,603   $    2,241
      Advertising accruals.................................................................            --        1,274
      Professional fees....................................................................            --          451
      Other accruals.......................................................................         1,818        2,611
                                                                                              -----------   ----------
                                                                                              $     3,421   $    6,577
                                                                                              ===========   ==========


Note 4--Related Party Transactions:

Notes receivable from stockholders

  At December 31, 1998, the Company held notes receivable from employees, officers and a director totaling $1.1 million, representing amounts owed to the Company from the exercise of stock options. These full recourse notes are secured by common stock and bear interest at a rate of 8% per annum. Interest is due and payable on December 1st of each year, and the principal is due on or before December 1, 2002.


Professional services

  In connection with the recruitment of its Chief Executive Officer, the Company engaged the services of an executive search firm affiliated with a holder of the Company's Series B Mandatorily Redeemable Convertible Preferred Stock. During 1998, the Company paid fees for services performed of $93,000 and issued 46,248 shares of Series B Mandatorily Redeemable Convertible Preferred Stock with a fair value on the date earned of $93,000. The amount paid for the services and the fair value of the shares are included in general and administrative expenses in the consolidated statement of income for the year ended December 31, 1998.


Note 5--Debt:

Credit facility

  At December 31, 1998, the Company maintained a revolving line of credit with a bank that provided for borrowings of up to $4.5 million. The line of credit accrues interest on outstanding borrowings at a rate equal to the bank's prime rate.

                                   eBAY INC.

Notes Payable

  Notes payable consists of amounts payable to various financial institutions and a former shareholder, which are secured by specific properties and are detailed as follows (in thousands):

                                                                                                  December 31,
                                                                                              1997           1998
                                                                                              ----           ----
  Revolving line of credit, prime rate  ...............................................    $ 2,535        $ 2,991
  Mortgage notes, prime plus 1%, due September 31, 2002  ..............................      2,013          1,905
  Mortgage notes, LIBOR plus 1.75%, due July 15, 2001  ................................      3,067          3,638
  Mortgage notes, 8.255%, due May 15, 2000  ...........................................     12,407         12,249
  10.5% loan on foreclosed property due October 2010  .................................        663            618
  8.5% loan in connection with Dunnings acquisition due June 30, 2000  ................         --            500
  Related party 10% demand note  ......................................................      1,710             --
  Demand note payable, prime rate  ....................................................        100             --
  6% note, due May 1999  ..............................................................        240            140
  10% note; due April 2004  ...........................................................         77             70
  8% note, due September 2003  ........................................................         64             43
  10.5% note, due December 2002  ......................................................        111             92
  7.5% note, due October 2000  ........................................................         --             97
  7.75%-8.5% automobile notes, due December 1999 through January 2003  ................         --             65
                                                                                           -------        -------
     Subtotal  ........................................................................     22,987         22,408
  Less: Current portion  ..............................................................     (6,680)        (4,047)
                                                                                           -------        -------
                                                                                           $16,307        $18,361
                                                                                           =======        =======


  Mortgage notes outstanding are on property owned by the B&B Companies. The notes have variable interest rates ranging from 7.34% to 8.75% at December 31, 1998, and are secured by certain land, buildings and improvements. The notes are repayable in equal monthly installments over six to ten year terms, with final installments consisting of all remaining unpaid principal and accrued interest at the end of the term.

  In connection with the purchase of Dunnings Auction Services, Inc., by B&B, the Company assumed a note payable to the prior owners in the original amount of $500,000. The note carries interest at 8.5%, and is due in two approximately equal installments on June 30, 1999 and 2000.

  Minimum annual repayments on these notes at December 31, 1998, are as follows (in thousands):

Year  ending
December 31,                                                                                    Total
-------------                                                                                   -----
   1999....................................................................................      $ 4,047
   2000....................................................................................       12,851
   2001....................................................................................        3,524
   2002....................................................................................        1,664
   2003....................................................................................           61

                                   eBAY INC.

Thereafter........................................................       261
                                                                     -------
                                                                     $22,408
                                                                     =======


Note 6--Leasing Arrangements:

  The Company, through its B&B subsidiary, leases certain land and buildings. These leases are classified as operating leases that expire at various intervals between 1999 and 2010. Certain of these leases contain renewal options and have escalation clauses tied to changes in the Consumer Price Index. Under the terms of the leases, the tenants are generally responsible for the payment of property taxes, insurance and maintenance costs related to the leased property.


Property on operating leases and property held for lease

  The following schedule provides a summary of the Company's investment in property under operating leases and property held for lease by major classes at December 31, 1997 and 1998 (in thousands):

                                                                                                December 31,
                                                                                           1997             1998
                                                                                      --------------   --------------

   Land.........................................................................         $ 6,956          $ 7,265
   Building.....................................................................           7,133            8,581
   Building improvements........................................................           8,535            9,672
   Other........................................................................              37               37
                                                                                         -------          -------
                                                                                          22,661           25,555
   Less: Accumulated depreciation...............................................          (3,751)          (4,249)
                                                                                         -------          -------
                                                                                         $18,910          $21,306
                                                                                         =======          =======


  The following is a schedule by year of minimum future rental income on noncancellable operating leases as of December 31, 1998, (in thousands):


Year  ending
December 31,
-----------
   1999.......................................................................................          $ 3,960
   2000.......................................................................................            3,964
   2001.......................................................................................            3,967
   2002.......................................................................................            3,837
   2003.......................................................................................            3,841
   Thereafter.................................................................................           21,110
                                                                                                        -------
   Total minimum future rentals...............................................................          $40,679
                                                                                                        =======


Note 7--Sale of Properties:

  During 1998, the partners of 131 North Gilbert Avenue Partners, including HBJ, a 63.3% holder, sold the property to an unrelated party for $2.5 million in cash and recognized a gain on the transaction of $200,000. In August 1998, HBJ also sold the Parthenia property for $865,000 in cash and recognized a gain of $133,000.

                                   eBAY INC.

Note 8--Commitments and Contingencies:

Operating Leases

  The Company leases office space and equipment under noncancelable operating leases with various expiration dates through the year 2004. Rent expense for the years ended December 31, 1996, 1997, and 1998 totaled $9,000, $223,000 and
$672,000, respectively.

  Future minimum lease payments under non-cancelable operating leases, including lease commitments entered into subsequent to December 31, 1998, are as follows, (in thousands):


Year ending                                                                                    Operating
December 31,                                                                                    Leases
-----------                                                                                     ------
 1999  .......................................................................................   $ 2,978
 2000  .......................................................................................     4,605
 2001  .......................................................................................     4,675
 2002  .......................................................................................     4,782
 2003  .......................................................................................     4,681
 Thereafter  .................................................................................     3,330
                                                                                                 -------
 Total minimum lease payments.  ..............................................................   $25,051
                                                                                                 =======


Advertising

  During 1998, the Company entered into a three-year marketing agreement with America Online Inc. ("AOL"). Under the terms of the agreement, the Company will be provided with a specific number of advertising impressions featuring it as the preferred provider of person-to-person auction services on AOL's service. In consideration, the Company has committed to pay $12.0 million over the three-year term of the agreement. The Company is recognizing these fees as sales and marketing expenses over the greater of the ratio of the number of impressions delivered over the total number of contracted impressions, or a straight-line basis over the term of the contract. At December 31, 1998, the Company had paid $4.0 million to AOL, of which $1.7 million was recognized as sales and marketing expense. In March 1999, the Company expanded the scope of its strategic relationship with AOL. Under the amended agreement, eBay will be given a prominent presence featuring it as the preferred provider of person-to-person trading services on AOL's proprietary services (both domestic and international), AOL.com, Digital Cities, ICQ, CompuServe (both domestic and international) and Netscape. In consideration for this agreement, eBay will pay $75 million over the four-year term of the contract and the remaining obligations under the previous contract were cancelled. eBay will develop a co-branded version of its service for each AOL property which will prominently feature each party's brand. AOL will be entitled to all advertising revenue from the co-branded site.

Other contingencies

     From time to time, the Company is involved in disputes which have arisen in the ordinary course of business. Management believes that the ultimate resolution of these disputes will not have a material adverse impact on the Company's financial position or results of operations.

                                   eBAY INC.

Note 9--Income Taxes:

  Income before income taxes was generated entirely by domestic operations during 1996, 1997 and 1998. The provision for income taxes consists of the following, (in thousands):

                                                                    Year Ended December 31,
                                                               ---------------------------------
                                                                 1996        1997         1998
                                                               --------    --------      -------
   Current:
      Federal  .............................................   $    286    $    667      $ 2,419
      State and local  .....................................        121         207          963
                                                               --------    --------      -------
                                                                    407         874        3,382
                                                               --------    --------      -------
   Deferred:
      Federal  .............................................         59          81        1,211
      State and local  .....................................          9          16          196
                                                               --------    --------      -------
                                                                     68          97        1,407
                                                               --------    --------      -------
                                                               $    475    $    971      $ 4,789
                                                               ========    ========      =======

The following is a reconciliation of the difference between the reported provision for income taxes and the provision computed by applying the federal statutory rate of 34% to income before income taxes, (in thousands):

                                                                     Year Ended  December 31,
                                                               ---------------------------------
                                                                  1996        1997         1998
                                                               --------     -------      --------
   Provision at statutory rate  ............................   $  1,327    $  2,840      $ 4,255
   Permanent differences:
      S Corporation income not subject to tax...............     (1,152)     (2,307)      (1,848)
      Meals and entertainment  .............................         10          16           15
      Life insurance  ......................................         22          30           42
      Acquisition related expenses  ........................         --          --          384
      Stock based compensation  ............................         --          --        1,051
      Tax exempt interest income  ..........................         --          --         (175)
      Other non-deductible expenses  .......................        144         169          (12)
      Other  ...............................................         62         (49)         283
   Statutory taxes, net of federal benefit  ................         62         272          794
                                                               --------    --------      -------
                                                               $   475     $    971      $ 4,789
                                                               =======     ========      =======

  Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax bases using enacted tax rates in effect for the year in which the differences are expected to reverse. Significant deferred tax assets and liabilities consist of the following, (in thousands):

                                                                                            December 31,
                                                                                       -----------------------
                                                                                          1997         1998
                                                                                       ----------   ----------
   Deferred tax assets:
   Accruals and reserves.............................................................     $ 175       $   171
   Depreciation......................................................................        --            61
   State income taxes................................................................        --            43
   Amortization......................................................................        --            17
                                                                                          -----       -------
                                                                                            175           292
                                                                                          -----       -------
   Deferred tax liabilities:
   Accruals and reserves not currently deductible....................................      (154)       (1,724)
   Depreciation......................................................................      (298)         (261)
                                                                                          -----       -------
                                                                                           (452)       (1,985)
                                                                                          -----       -------
   Valuation allowance...............................................................        --            --
                                                                                          -----       -------
   Net deferred tax liabilities......................................................     $(277)      $(1,693)
                                                                                          =====       =======

                                   eBAY INC.

  In connection with the acquisition of Butterfield &Butterfield by eBay, Butterfield &Butterfield's status as an S Corporation was terminated and Butterfield &Butterfield became subject to federal and state income taxes. The supplemental pro forma information below includes an increase to the provisions for income taxes based upon a combined federal and state tax rate of 42%. This amount approximates the statutory tax rates that would have been applied if Butterfield &Butterfield had been taxed as a C corporation during the periods prior to its acquisition. Because the acquisition of the B&B companies has been accounted for as a pooling of interests, there has been no adjustment to the historical carrying values of real estate holdings. However, these properties are subject to increases in tax basis which will result in a higher depreciable basis for income and property tax purposes. As a result, a deferred tax asset and a corresponding increase to stockholders' equity of approximately $8.8 million was recorded in the second quarter of 1999 for the difference between the financial statement carrying amounts and tax basis of the related net assets upon the closing of the transaction. The components of pro forma income taxes are as follows:

  Income before income taxes was generated entirely by domestic operations during 1996, 1997 and 1998. The pro forma provision for income taxes consists of the following, (in thousands):

                                                                                          Year Ended December 31,
                                                                                      --------------------------------
                                                                                        1996        1997       1998
                                                                                      ---------   --------   ---------
   Current:
      Federal......................................................................     $1,788      $2,942      $4,303
      State and local..............................................................        342         578       1,243
                                                                                        ------      ------      ------
                                                                                         2,130       3,520       5,546
                                                                                        ------      ------      ------
   Deferred:
      Federal......................................................................       (250)         24       1,138
      State and local..............................................................        (43)          3         176
                                                                                        ------      ------      ------
                                                                                          (293)         27       1,314
                                                                                        ------      ------      ------
                                                                                        $1,837      $3,547      $6,860
                                                                                        ======      ======      ======

The following is a reconciliation of the difference between the pro forma provision for income taxes and the pro forma provision computed by applying the federal statutory rate of 34% to income before income taxes, (in thousands):

                                                                                           Year Ended  December 31,
                                                                                       --------------------------------
                                                                                         1996       1997        1998
                                                                                       --------   --------   ----------
   Provision at statutory rate  ...................................................      $1,327     $2,840      $4,255
   Permanent differences:
      Meals and entertainment  ....................................................          10         11          15
      Life insurance  .............................................................          22         30          42
      Acquisition related expenses  ...............................................          --         --         384
      Stock compensation  .........................................................          --         --       1,051
      Tax exempt interest income  .................................................          --         --        (175)
      Other non-deductible expenses  ..............................................         197         82         (32)
      Other  ......................................................................          11         18         291
   Statutory taxes, net of federal benefit  .......................................         270        566       1,029
                                                                                         ------     ------      ------
                                                                                         $1,837     $3,547      $6,860
                                                                                         ======     ======      ======

                                   eBAY INC.

Note 10--Preferred Stock and Convertible Preferred Stock:

Preferred Stock

  The Company is authorized, subject to limitations prescribed by Delaware law, to provide for the issuance of Preferred Stock in one or more series, to establish from time to time the number of shares included within each series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders. At December 31, 1998, there were 5,000,000 shares of Preferred Stock authorized for issuance, and no shares issued or outstanding.


Convertible Preferred Stock

  Convertible Preferred Stock prior to the initial public offering at September 24, 1998 was composed of the following, (in thousands):

                                                                               Shares
                                                                      -------------------------   Liquidation   Redemption
                                                                       Authorized   Outstanding     Amount        Amount
                                                                      -------------------------   -----------   ----------
   Series A  .........................................................     1,676         1,676        $1,000       $   --
   Series B  .........................................................     1,415         1,415         6,300        5,093
   Undesignated  .....................................................     2,909            --            --           --
                                                                           -----         -----        ------       ------
                                                                           6,000         3,091        $7,300       $5,093
                                                                           =====         =====        ======       ======

  On September 24, 1998, the Company completed its initial public offering of Common Stock. At that time, all issued and outstanding shares of the Company's Series A and Series B Convertible Preferred Stock were converted into an aggregate of 27,827,019 shares of Common Stock.

Warrants for Series B Mandatorily Redeemable Convertible Preferred Stock

  In connection with the issuance of Series B, the Company issued warrants to purchase 400,000 additional shares of Series B with an exercise price of $5.00 per share. In May 1998, these warrants were exercised, resulting in the issuance of 400,000 shares of Series B in exchange for cash proceeds totaling $2.0 million.


Note 11--Common Stock:

  The Company's Certificate of Incorporation, as amended, authorizes the Company to issue 195,000,000 shares of Common Stock. A portion of the shares outstanding are subject to repurchase by the Company over a four-year period from the earlier of the issuance date or employee hire date, as applicable. At December 31, 1997 and 1998, there were 33,150,000 and 32,212,617 shares, respectively, subject to repurchase rights at an average price of $0.01 and $0.04, respectively, per share.

                                   eBAY INC.

  In June 1998, in connection with the appointment of two outside directors, the Company sold an aggregate of 643,500 shares of common stock to two directors and realized net proceeds of $2.0 million. The Company recognized the $429,000 excess of the estimated fair value of the stock over the price paid by the two directors as general and administrative expense in 1998.

  At December 31, 1998, the Company had reserved 23,497,986 and 900,000 shares of common stock for future issuance for the exercise of options under the stock option plans and issuance of shares under the employee stock purchase plan, respectively.

Note 12--Employee Benefit Plans:

401(k) Savings Plan

  The Company has a savings plan that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code (the "401(k) Plan"). Under the savings plan, participating employees may defer a percentage (not to exceed 25%) of their eligible pretax earnings up to the Internal Revenue Service's annual contribution limit. All employees on the United States payroll of the Company age 21 years or older are eligible to participate in the 401(k) Plan. The Company is not required to contribute to the 401(k) Plan but in 1998 elected to match contributions up to a maximum of $1,500 per employee. As a result, the Company contributed $97,479, which was expensed in 1998. In 1998, the Company also committed to matching future employee contributions to a maximum of $1,500 per employee per year.

  B&B has a defined savings contribution plan that covers employees after one year of service. Under the Plan, participants may elect to contribute up to 15% of their compensation, up to a maximum amount allowable under IRS regulations on a pre-tax basis. In addition, the Company may contribute to the plan up to 25% of the first 2% of each participant's compensation in an amount determined annually by the Board of Directors. The Company's contributions amounted to $14,000, $11,000 and $20,000 for the years ended December 31, 1996, 1997, and
1998, respectively.

Stock option plans

  In December 1996, the Company's Board of Directors adopted the 1996 Stock Option Plan (the "1996 Plan"), and in June 1997, adopted the 1997 Stock Option Plan (the "1997 Plan") (collectively, the "Plans"). The Plans provide for the granting of stock options to employees and consultants of the Company. Options granted under the Plans may be either incentive stock options ("ISO") or nonqualified stock options ("NSO"). ISOs may be granted only to Company employees (including officers and directors who are also employees). NSOs may be granted to Company employees and consultants.

  In July 1998, the Board adopted, and in August 1998 the Company's stockholders approved, the 1998 Equity Incentive Plan (the "1998 Plan") and reserved 13,500,000 shares of Common Stock for issuance thereunder. The 1998 Plan authorized the award of options, restricted stock awards and stock bonuses (each an "Award"). No person will be eligible to receive more than 3,000,000 shares in any calendar year pursuant to Awards under the 1998 Plan other than a new employee of the Company who will be eligible to receive no more than 6,000,000 shares in the calendar year in which such employee commences employment. Options granted under the 1998 Plan may be either ISOs or NSOs. ISOs may be granted only to Company employees (including officers and directors who are also employees). NSOs may be granted to Company employees, officers, directors, consultants, independent contractors and advisors of the Company.

  Options under the Plans may be granted for periods of up to ten years and at prices no less than 85% of the estimated fair value of the shares on the date of grant as determined by the Board of Directors, provided, however, that (i) the exercise price of an ISO may not be less than 100% of the estimated fair value of the shares on the date of grant, and (ii) the exercise price of an ISO granted to a 10% shareholder may not be less than 110% of the estimated fair value of the shares on the date of grant. Options under the 1996 and 1997 Plans were exercisable immediately through June 30, 1998, subject to repurchase rights held
                                   eBAY INC.

by the Company, which lapse over the vesting period, which is generally four years. Options under the 1998 Plan are not immediately exercisable and generally vest over a period of four years.

  The following table summarizes activity under the Company's stock option plans for the years ended December 31, 1996, 1997 and 1998, (shares in thousands):

                                                                             Year Ended December 31,
                                                           ------------------------------------------------------------
                                                                 1996                      1997                  1998
                                                           -----------------   -----------------------------   --------
                                                                    Weighted             Weighted              Weighted
                                                                    Average              Average               Average
                                                                    Exercise             Exercise              Exercise
                                                           Shares    Price     Shares     Price      Shares     Price
                                                           ------   --------   -------   --------   --------   --------
Outstanding at beginning of period.  ..................        --      $  --      675       $0.01    11,790       $0.02
  Granted  ............................................       675       0.01   11,592        0.02    17,287        2.15
  Exercised  ..........................................        --         --       --          --   (19,477)       0.14
  Cancelled  ..........................................        --         --     (477)       0.01      (354)       1.67
                                                              ---              ------               -------
Outstanding at end of period  .........................       675       0.01   11,790        0.02     9,246        3.68
                                                              ===              ======               =======
Options exercisable at end of period  .................       675              11,790        0.02       370        0.03
                                                              ===              ======               =======
Weighted average fair value of
  options granted during period.  .....................                 0.01                 0.10                  2.80

  The following table summarizes information about fixed stock options outstanding at December 31, 1998, (shares in thousands):


                                                           Options Outstanding at                Options Exercisable at
                                                             December 31, 1998                     December 31, 1998
                                                            -------------------                    -----------------
                                                          Weighted           Weighted
                                     Number of            Average            Average        Number of         Weighted
           Range of                   Shares             Remaining           Exercise         Shares           Average
        Exercise Prices             Outstanding       Contractual Life        Price        Exercisable     Exercise Price
-------------------------------   ---------------   --------------------   ------------   --------------   ---------------
  $ 0.01 - $ 0.22                           1,302              8.8 years         $ 0.04              370             $0.03
    0.67 -   1.00                             943                    9.3           0.75               --                --
    3.11 -   3.11                             821                    9.4           3.11               --                --
    4.67 -   5.00                           6,165                    9.6           4.91               --                --
    16.85                                      15                    9.8          32.52               --                --
                                            -----                                                    ---              ----
                                            9,246                    9.5           3.68              370              0.03
                                            =====                                                    ===

Fair value disclosures

  The Company calculated the minimum fair value of each option grant on the date of grant using the Black-Scholes option pricing model as prescribed by SFAS No. 123 using the following assumptions:

                                                                                            Year Ended December 31,
                                                                                       ---------------------------------
                                                                                          1996         1997       1998
                                                                                       -----------   --------   --------
   Risk-free interest rates  ......................................................        6.0%       5.9%        4.9%
   Expected lives (in years)  .....................................................        5.0        5.0         3.0
   Dividend yield  ................................................................          0%         0%          0%
   Expected volatility  ...........................................................          0%         0%         80%

  Prior to the Company's initial public offering, the fair value of each option grant was determined using the minimum value method. Subsequent to the offering, the fair value was determined using the Black-Scholes model. The compensation cost associated with the Company's stock-based compensation plans, determined using the minimum value method prescribed by SFAS No. 123, did not result in a material difference from the reported net income for the years ended December 31, 1996 and 1997. The effect of compensation cost on net income and earnings per share for the year ended December 31, 1998 is as follows, (in thousands, except per share amounts):

                                   eBAY INC.

                                                                                                            1998
                                                                                                           ------
Net income:
      As reported  ................................................................................        $7,273
      Pro forma  ..................................................................................        $6,497
   Net income per share--basic:
      As reported  ................................................................................        $ 0.14
      Pro forma  ..................................................................................        $ 0.12
   Net income per share--diluted:
      As reported  ................................................................................        $ 0.06
      Pro forma  ..................................................................................        $ 0.06


1998 Employee Stock Purchase Plan

In July 1998, the Board adopted, and in August 1998 the Company's stockholders approved, the 1998 Employee Stock Purchase Plan (the "Purchase Plan") and reserved 900,000 shares of Common Stock for issuance thereunder. On each January 1, the aggregate number of shares reserved for issuance under the Purchase Plan will be increased automatically by the number of shares purchased under the Purchase Plan in the preceding calendar year. The aggregate number of shares reserved for issuance under the Purchase Plan shall not exceed 4,500,000 shares. The Purchase Plan became effective on September 24, 1998, the first business day on which price quotations for the Company's Common Stock were available on the Nasdaq National Market. Employees are generally eligible to participate in the Purchase Plan if they are customarily employed by the Company for more than 20 hours per week and more than five months in a calendar year and are not (and would not become as a result of being granted an option under the Purchase Plan) 5% stockholders of the Company. Under the Purchase Plan, eligible employees may select a rate of payroll deduction between 2% and 10% of their W-2 cash compensation subject to certain maximum purchase limitations. Each Offering Period has a maximum duration of two years (the "Offering Period") and consists of four six-month Purchase Periods (each, a "Purchase Period"), with the exception of the first Offering Period, which began on September 24, 1998 and will end on April 30, 1999. Offering Periods and Purchase Periods thereafter will begin on May 1 and November 1. The price at which the Common Stock is purchased under the Purchase Plan is 85% of the lesser of the fair market value of the Company's Common Stock on the first day of the applicable offering period or on the last day of that purchase period. The Purchase Plan will terminate after a period of ten years unless terminated earlier as permitted by the Purchase Plan.


1998 Directors Stock Option Plan

  In July 1998, the Board adopted, and in August 1998 the Company's stockholders approved, the Directors Plan and reserved a total of 600,000 shares of the Company's Common Stock for issuance thereunder. Members of the Board who are not employees of the Company, or any parent, subsidiary or affiliate of the Company, are eligible to participate in the Directors Plan. The option grants under the Directors Plan are automatic and nondiscretionary, and the exercise price of the options must be 100% of the fair market value of the Common Stock on the date of grant. Each eligible director who first becomes a member of the Board on or after the effective date of the Registration Statement of which this Prospectus forms a part (the "Effective Date") will initially be granted an option to purchase 90,000 shares (an "Initial Grant") on the date such director first becomes a director. Immediately following each Annual Meeting of the Company, each eligible director will automatically be granted an additional option to purchase 15,000 shares if such director has served continuously as a member of the Board since the date of such director's Initial Grant or, if such director was ineligible to receive an Initial Grant, since the Effective Date. In March 1999, the Board amended the Directors Plan to provide that no such grants would be made to eligible directors at the 1999 Annual Meeting. The Board is considering other changes to the Directors Plan in light of the proposed changes in the accounting for this type of plan. The term of such options is ten years, provided that they will terminate seven months following the date the director ceases to be a director or a consultant of the Company (twelve months if the termination is due to death or disability). All options
                                   eBAY INC.

granted under the Directors Plan will vest as to 25% of the shares on the first anniversary of the date of grant and as to 2.08% of the shares each month thereafter, provided the optionee continues as a member of the Board or as a consultant to the Company.


Unearned stock-based compensation

  In connection with certain stock option grants during the years ended December 31, 1997 and 1998, the Company recognized unearned compensation totaling $1.4 million and $5.4 million, respectively, which is being amortized over the four-year vesting periods of the related options. Amortization expense recognized during the years ended December 31, 1997 and 1998 totaled approximately $25,000 and $2.6 million, respectively. See Note 14--Subsequent Events.

Note 13--Segment Information:

  Effective January 1, 1998, the Company adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes the standards for reporting information about operating segments in annual financial statements and requires that certain selected information about operating segments be reported in interim financial reports. It also establishes standards for related disclosures about products and services and geographic areas. Operating segments are defined as components of an enterprise about which separate financial information is evaluated regularly by the chief decision-maker in order to allocate resources and in assessing performance.

  eBay has identified two primary operating segments: online services and offline, traditional auction services. The online services segment consists of the operations of eBay, Billpoint and alando. The offline, traditional auction services segment consists of the current operations of B&B and Kruse.

  Segment selection is based upon the internal organization structure, the manner in which these operations are managed and their performance evaluated by management, the availability of separate financial information, and overall materiality considerations. Segment performance measurement is based on operating income before income taxes, amortization of intangibles, stock compensation and merger related costs. The operating information for the two segments identified are as follows, (in thousands):

                                                                                       Year Ended December 31, 1996
                                                                              Online          Offline           Consolidated
                                                                              ------          -------           ------------
Net revenues from external customers.............................             $  372          $ 31,679           $ 32,051
                                                                              ======          ========           ========
Operating income before amortization of
   intangibles, stock compensation, and merger
   related costs.................................................             $  253          $  6,167           $  6,420
Interest and other income (expense), net.........................                  1               376                377
Interest expense.................................................                 --            (2,322)            (2,322)
Amortization of intangibles, stock
   compensation, and merger related costs........................                 --               --                 --
                                                                              ------          --------           --------
Income before income taxes, as
   reported......................................................             $  254          $  4,221           $  4,475
                                                                              ======          ========           ========
Total assets ....................................................             $  308          $ 48,701           $ 49,009
                                                                              ======          ========           ========

                                                                                    Year Ended December 31, 1997
                                                                             Online            Offline           Consolidated
                                                                             ------            -------           ------------
Net revenues from external customers.............................            $ 5,744           $ 35,626           $ 41,370
                                                                             =======           ========           ========
Operating income before amortization of
   intangibles, stock compensation, and merger
   related costs.................................................            $ 1,487           $  8,496           $  9,983
Interest and other income (expense), net.........................                 59                995              1,054

                                   eBAY INC.


Interest expense.................................................                 (3)            (2,368)            (2,371)
Amortization of intangibles, stock
   compensation, and merger related costs........................                  --                --                 --
                                                                              -------           -------            -------
Income before income taxes, as
   reported......................................................             $1,543            $ 7,123            $ 8,666
                                                                              ======            =======            =======
Total assets.....................................................             $5,619            $56,731            $62,350
                                                                              ======            =======            =======


                                                                                        Year Ended December 31, 1998
                                                                              Online             Offline          Consolidated
                                                                              ------             --------         ------------
Net revenues from external customers.............................            $47,352            $38,777           $ 86,129
                                                                             =======            =======           ========
Operating income before amortization of
   intangibles, stock compensation, and merger
   related costs.................................................            $11,573            $ 6,678           $ 18,251
Interest and other income (expense), net                                         908                891              1,799
Interest expense.................................................                (39)            (2,152)            (2,191)
Amortization of intangibles, stock
   compensation, and merger related costs........................             (5,486)                --             (5,486)
                                                                             -------            -------           --------
Income before income taxes, as
   reported......................................................            $ 6,956            $ 5,417           $ 12,373
                                                                             =======            =======           ========
Total assets.....................................................            $92,545            $56,991           $149,536
                                                                             =======            =======           ========


Note 14--Subsequent Events:

Stock split

  During January 1999, the Company's Board of Directors approved a three-for-one Common Stock split. Shareholders of record on February 9, 1999 received two additional shares on March 1, 1999. All share and per share amounts in these consolidated financial statements and notes thereto for all periods presented have been retroactively adjusted to reflect the stock split.


Australian joint venture

On February 17, 1999, eBay entered into a joint venture agreement with an Australian company, PBL Online PTY Limited (PBLO), for the formation of a company which will provide on-line trading services to Internet users based primarily in Australia and New Zealand (combined, the "Territory"). PBLO is part of the Publishing & Broadcasting Limited group of companies which provide a wide range of media services in the Territory, including magazine publishing, television broadcasting, on-line services, broadcast programs and electronic commerce services. The joint venture company will be based in Australia and will combine technical and software experience, market knowledge and reputation with PBLO's publishing, distribution, advertising and marketing channels. Operations of the joint venture company are expected to commence during 1999.


Contractual arrangements

  On March 1, 1999, eBay commenced an insurance program for eBay users. The program provides coverage on qualified transactions involving fraud that occurs when a winning bidder of an auction sends money to a seller, in good faith, and does not receive the item or does not receive the item as described in the eBay auction. To qualify for benefits under the program, the winning bidder must be an eBay buyer in "good standing" and the seller must be "registered" with a Feedback Rating of zero (0) or above. eBay has
                                   eBAY INC.

entered into a contract with Lloyd's of London to underwrite the program for an initial period of six months at a minimum cost of $525,000.

  On March 2, 1999, eBay entered into a Co-branding and Advertising Agreement (the "Agreement") with i-Escrow, Inc. ("i-Escrow"). Under the terms of the Agreement, i-Escrow will develop co-branded website pages which offer third party escrow services to eBay users. Upon request by an eBay user, i-Escrow will escrow a buyer's money until the buyer confirms that the applicable item was physically delivered, at which time the buyer's money will be released to the seller. eBay is committed to actively promoting these services to sellers and high bidders upon successful completion of the auction, but does not have control over, or ownership of, the escrowed funds. The co-branded website pages are expected to be launched in 1999.

In March 1999, the Company expanded the scope of its strategic relationship with AOL. Under the amended agreement, eBay will be given a prominent presence featuring it as the preferred provider of person-to-person trading services on AOL's proprietary services (both domestic and international), AOL.com, Digital Cities, ICQ, CompuServe (both domestic and international) and Netscape. In addition, eBay will develop a co-branded version of its service for each AOL property which will prominently feature each party's brand. AOL will be entitled to all advertising revenue from the co-branded site. eBay will pay $75 million over the four-year term of the contract. At June 30, 1999, the Company had advanced $18.8 million under the amended agreement. This amount will be amortized to sales and marketing expense commencing with the launch of the co-branded program.

  In conjunction with the expanded strategic relationship, AOL will terminate its original contract with the Company in August of 1999. As a result, the remaining $8.0 million commitment associated with the original agreement has been waived. AOL will continue to deliver impressions under the original agreement through August 1999.


Contingencies

  On March 23, 1999, the Company was sued by Network Engineering Software, Inc. in the U.S. District Court for the Northern District of California for the Company's alleged willful and deliberate violation of a patent. The suit seeks unspecified monetary damages as well as an injunction against the Company's operations. It also seeks treble damages and attorneys' fees and costs. The Company believes that it has meritorious defenses against this suit and intends to vigorously defend itself. The Company could be forced to incur material expenses during this defense and in the event it were to lose this suit, its business would be harmed.


Follow-on Offering

  On April 16, 1999, the Company completed its follow-on public offering of Common Stock. A total of 4,250,000 shares were sold by the Company at a price of $170.00 per share. The offering resulted in net proceeds to the Company of approximately $696.2 million, net of an underwriting discount of $25.3 million and estimated offering expenses of $1.0 million.


Butterfield and Butterfield Offering Costs

  In April 1999, B&B withdrew its registration statement for its initial public offering. Accordingly, in the second quarter of 1999, the Company recognized a charge of approximately $2.6 million related to the costs of the withdrawn offering
                                   eBAY INC.

Unearned stock compensation

  In connection with certain Billpoint stock option and stock warrant grants subsequent to December 31, 1998, the Company recognized unearned compensation totaling $6.3 million. These amounts are being amortized over the vesting periods of the options or the one-year term of the warrants as applicable.

ITEM 7. Exhibits and Financial Statement Schedules.

   (c)  The following exhibits are filed herewith:

    Exhibit
    Number                      Exhibit Title
    ------                      -------------

      27.1      Financial Data Schedule.

-------------------

--------------------------------------------------------------------------------
SIGNATURES
--------------------------------------------------------------------------------


     In accordance with the requirements of the Securities Exchange Act, the Registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                        eBAY INC.

Date: September 14, 1999


                                        Principal Financial Officer and
                                          Principal Accounting Officer:


                                        By:   /s/ Gary F. Bengier
                                           --------------------------
                                             Gary F. Bengier
                                             Chief Financial Officer and
                                              Vice President of Operations